Exhibit 10.1

Execution Version

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

AMONG

ABG-VIKING, LLC

as Buyer,

VINCE, LLC

as Seller,

solely for purposes of Sections 6.10, 6.13, 6.14, 9.13 and 9.15 hereof

VINCE HOLDING CORP.

as Seller Guarantor

AND

solely for purposes of Sections 5.5 and 9.16 hereof

ABG INTERMEDIATE HOLDINGS 2 LLC

as Buyer Guarantor

April 21, 2023

INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 21, 2023 (the “Effective Date”), by and among ABG-VIKING, LLC, a Delaware limited liability company (“Buyer”), VINCE, LLC, a Delaware limited liability company (“Seller”), solely for purposes of Sections 6.10, 6.13, 6.14, 9.13 and 9.15 hereof, VINCE HOLDING CORP., a Delaware corporation (“Seller Guarantor”) and, solely for purposes of Sections 5.5 and 9.16 hereof, ABG INTERMEDIATE HOLDINGS 2 LLC, a Delaware limited liability company (“Buyer Guarantor”) Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

A. Seller and the Subsidiaries (defined below) own all right, title and interest in and to the trademark VINCE and derivatives thereof, in each case associated with the Vince Business (collectively, the “Vince Trademark”) and all related Intellectual Property Assets (defined below).

B. Seller desires, for itself and the Subsidiaries, to sell and assign to Buyer, and Buyer desires to purchase from Seller and the Subsidiaries, the Vince Trademark and all related Intellectual Property Assets (excluding the Excluded Assets (defined below)), upon the terms and conditions set forth herein.

C. Seller Guarantor is the indirect owner of one hundred percent (100%) of the equity interests of Seller and will derive substantial economic benefit from the consummation of the transactions contemplated hereby.

D. Buyer Guarantor is the direct owner of one hundred percent (100%) of the equity interests of Buyer and will derive substantial economic benefit from the consummation of the transactions contemplated hereby.

E. On or prior to the date hereof Sun Capital (defined below) executed and delivered a Support Agreement in the form attached hereto as Exhibit A.

Now, therefore, in consideration of the premises and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. Whenever used in this Agreement, unless the context otherwise requires, the following words and phrases have the respective meanings ascribed to them as follows:

“ABG Member” has the meaning ascribed to it in the Buyer Operating Agreement.

“ABL Facility” means that certain Credit Agreement, dated as of August 21, 2018, by and among Seller, the Guarantors (as defined therein) named on Schedule 1.01 thereto, each Lender (as defined therein) from time to time party thereto, each L/C Issuer (as defined therein) from time to time party thereto, and Citizens Bank, N.A., as administrative agent, collateral agent and L/C issuer, as may be amended from time to time.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Adverse Recommendation Change” has the meaning set forth in Section 6.13(c).

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person. For the avoidance of doubt, (i) (a) with respect to Seller, “Affiliate” shall include the Subsidiaries and (b) Buyer will not be considered an Affiliate of any member of the Company Group; and (ii) with respect to Buyer, no member of the Company Group will be considered an Affiliate of Buyer.

“Agreement” has meaning as set forth in the preamble hereto.

“Alternative Transaction Agreement” shall have the meaning set forth in Section 6.13(c).

“Alternative Transaction Proposal” means any bona fide written inquiry, proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its subsidiaries) relating to: (i) any merger, joint venture, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any member of the Company Group; (ii) any direct or indirect exchange, lease, license, acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of equity interests of any member of the Company Group or of assets or properties that constitute twenty percent (20%) or more of the net revenues, net income, or consolidated assets of the Company Group based on fair market value as determined by the Seller Guarantor Board, or twenty percent (20%) or more of the outstanding equity interests, directly or indirectly, of Seller; (iii) issuance of equity securities in any member of the Company Group; or (iv) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership (as defined in Rule 13d-3(a) of the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding common stock of Seller Guarantor.

“Artwork” means all images, artwork, photography, samples, brochures, brand books and guidelines, marketing and sales literature, advertising materials, copy, commercials, catalogues, photographs, display materials, point-of-sale materials, media materials, packaging materials and other similar items and archival material.

“Assigned Contracts” means all of the Contracts listed on Schedule 2.1(b).

“Assignment Consent” has the meaning set forth in Section 2.10.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Basket” has the meaning set forth in Section 7.3(a).

“Bill of Sale” means the Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are not required to close in the State of New York.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Documents” has the meaning set forth in Section 5.1.

“Buyer Fundamental Representations” means the representations and warranties made in Sections 5.1 (Organization; Authority, and Binding Obligations) and 5.3 (Broker Fees).

“Buyer Guarantor” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Obligations” has the meaning set forth in Section 9.16.

“Buyer Operating Agreement” has the meaning set forth in Section 2.6(c).

“Buyer’s Straddle Period License Payments” has the meaning set forth in Section 2.1(c).

“Caleres Agreement” means the Amended and restated License Agreement, effective as of January 1, 2016, by and between Caleres, Inc. (formerly known as Brown Shoe Company) and Seller, as amended.

“Caleres Statement of Royalties” has the meaning set forth in Section 4.12.

“Cap” has the meaning set forth in Section 7.3(b).

“Citizens Consent Letter” means that certain Licensor Consent Letter Agreement, dated as of the Closing Date, by and between Citizens Bank, N.A., Buyer, and Seller, substantially in the form annexed hereto as Exhibit J.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means, collectively, Seller, each Subsidiary, Seller Guarantor, Vince Intermediate Holding, LLC, a Delaware limited liability company.

“Confidentiality Agreement” has the meaning set forth in Section 6.8(a).

“Contract” means any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, or any written concession, contract, lease, agreement or other instrument, obligation, commitment, understanding or arrangement of any kind to which a Person is a party.

“Copyright Assignment Agreement” means that certain Copyright Assignment Agreement, dated as of the Closing Date, by and between Buyer and Seller, substantially in the form annexed hereto as Exhibit C.

“Disclosure Schedules” means the disclosure schedules to this Agreement, attached hereto and made a part hereof.

“Domain Name Assignment Agreement” means that certain Domain Name Assignment Agreement, dated as of the Closing Date, by and between Buyer and Seller, substantially in the form annexed hereto as Exhibit D.

“Effective Date” has the meaning set forth in the preamble hereto.

“Equity Consideration” has the meaning set forth in Section 2.5.

“Exchange Act” has the meaning set forth in Section 6.13(c).

“Excluded Assets” has the meaning set forth in Section 2.2

“Excluded Contracts” has the meaning set forth in Section 2.2

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Exhibits” means the exhibits to this Agreement, attached hereto and made a part hereof.

“Funded Indebtedness” means any obligations of Seller for borrowed money pursuant to which the applicable creditor has a security interest in the Acquired Assets and which will be paid off, to the extent required to release any Liens on the Acquired Assets, at the Closing (it being understood and agreed, for the avoidance of doubt, that the ABL Facility will be partially paid at Closing to the extent required to release any Liens thereunder on the Acquired Assets).

“Governmental Entity” means any court, administrative agency or commission or any federal, state, provincial, local or foreign governmental entity or municipality or subdivision thereof including any taxing authority, or any agency or instrumentality of such governmental entity, municipalities or subdivision thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Inbound IP Claim” has the meaning set forth in Section 4.5(c).

“Indemnification Notice” has the meaning set forth in Section 7.4(a).

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Independent Expert” has the meaning set forth in Section 2.7.

“Indirect Losses” means (a) any exemplary or punitive damages (other than exemplary or punitive damages recovered by third parties in connection with a Third Party Claim) and (b) any losses to the extent such losses are not available under applicable Law (provided that this clause (b) shall not apply to any losses that are recovered by third parties in connection with a Third Party Claim).

“Information Statement” has the meaning set forth in Section 6.14(a).

“Intellectual Property” means any and all common law or statutory intellectual property and similar proprietary rights existing in any jurisdiction worldwide, including: (a) all issued patents and pending patent applications and all divisions, provisionals, continuations, continuations-in-part, extensions, reexaminations or reissues thereof; (b) all trademark rights and service mark rights (whether registered or unregistered), and all rights in trade names, trade dress, logos, slogans, and other indicia of source or origin, product names, design marks (and all translations, adaptations, derivations and combinations of the foregoing), corporate names, brand names, derivative brands, fictional or assumed names, together with all goodwill connected with the use thereof and symbolized thereby, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”); (c) all rights in works of authorship including rights with respect to copyrights, designs (including computer aided designs (CADs)), patterns, tech-packs, Artwork, website and social media content, and other copyrightable works (whether or not published), and all applications, registrations, renewals and rights to prepare derivative works in connection therewith; (d) all intellectual property rights in Internet domain names and social media accounts, including social media usernames and handles; (e) all name, image and likeness rights, and all literary, dramatic, music, artistic, moral, and publicity rights; (f) all rights in trade secrets and confidential business or technical information and know-how, including techniques and assembly procedures; (g) all intellectual property rights in technology, software and all electronic data, databases and data collections; (h) all intellectual property rights in advertising material, molds, tradeshow booths, displays, design archives, prototypes; (i) all tangible embodiments of each of the foregoing (in whatever form and media) and (j) all other intellectual property rights and assets.

“Intellectual Property Assets” has the meaning set forth in Section 2.1(a).

“Intellectual Property Registrations” means all Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Period” has the meaning set forth in Section 6.1(a).

“Intervening Event” means any event, occurrence, fact, condition, change, development or effect arising after the date hereof that is material to the business, assets or operation of the Company Group, taken as a whole, that (i) is not known and not reasonably foreseeable by the Seller Guarantor Board as of the date hereof (or, if known or reasonably foreseeable, the consequences of which were not known and not reasonably foreseeable by the Seller Guarantor Board as of the date hereof), (ii) does not relate to the receipt, existence or terms of any Alternative Transaction Proposal, and (iii) does not relate to (A) changes in the market price of the outstanding common stock of Seller Guarantor or (B) the Company Group meeting, exceeding published or unpublished revenue or earnings projections (it being understood that the underlying causes of any such changes may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

“IP Assignment Agreements” means, collectively, the Trademark Assignment Agreement, the Copyright Assignment Agreement and the Domain Name Assignment Agreement.

“IP Title Defects” has the meaning set forth in Section 6.11.

“IP Title Defect Correction Actions” has the meaning set forth in Section 6.11.

“Knowledge of Seller” means the actual knowledge of Jonathan Schwefel, Amy Levy or Akiko Okuma.

“Laws” means any statute, law (including common law), ordinance, rule, regulation, Order or any other requirement or pronouncement enacted, promulgated, or imposed by any Governmental Entity.

“Liabilities” means any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations of any nature whatsoever, whether known or unknown, accrued or fixed, accrued or not accrued, choate or inchoate, perfected or unperfected, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any Order, Law or under any Contract).

“License Agreement” has the meaning set forth in Section 4.5(d).

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest mortgage, hypothecation, encumbrance, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Liquidated Damages Amount” has the meaning set forth in Section 9.13(c)(iii).

“Listed Intellectual Property” has the meaning set forth in Section 4.5(b).

“Losses” has the meaning set forth in Section 7.8.

“Material Adverse Effect” means any circumstance, event, change or effect that, individually or in the aggregate, (a) prevents, materially impairs, materially impedes or materially delays Seller’s ability to consummate the transactions contemplated by this Agreement or (b) has or would reasonably be expected to have a material adverse effect on the Intellectual Property Assets or the business, results of operations or condition (financial or otherwise) of Seller; provided, however, that, for the purposes of clause (b), “Material Adverse Effect” shall not include any circumstance, event, change or effect, directly or indirectly, arising out of or resulting from any of the following, either alone or in combination: (i) any changes in global, national or regional, political or economic conditions, including securities, credit, financial or other capital markets conditions; (ii) any failure, in and of itself, by Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any circumstance, event, change or effect underlying such failure has resulted in or contributed to a Material Adverse Effect); (iii) the execution and delivery of this Agreement or any other Transaction Document (provided that this clause (iii) shall not apply to any representation or warranty that addresses the consequences resulting from the execution and delivery of this Agreement or any other Transaction Document, the performance of a party’s obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby); (iv) changes in Laws applicable to Seller, the enforcement or interpretation thereof following the date of this Agreement, or any action required to be taken under Law; (v) earthquakes, pandemics, epidemics, geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened, existing or underway as of the date of this Agreement; (vi) any change in accounting principles required by GAAP or applicable regulations; (vii) any action taken with the express written consent or at the express written request of Buyer, including pursuant to the express terms of the Transaction Documents; or (viii) any change or effect that arises out of or is directly attributable to the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including any reduction in revenues or income, any loss of customers, any disruption in supplier, distributor or similar relationships; and provided further that in the case of clauses (i), (iv), (v) or (vi) such event, occurrence, fact, condition or change does not have a disproportionate effect on the Intellectual Property Assets or Seller relative to other companies or businesses engaged in the industry in which Seller operates.

“Material Contracts” means all Contracts (a) to which any member of the Company Group is a party or by which any member of the Company Group is bound in connection with the Vince Business, the Acquired Assets or the Assumed Liabilities, in each case, (i) that relate to the licensing of any of the Acquired Assets, other than such Contracts with manufacturers, customers, and other service providers in the Ordinary Course of Business; (ii) granting or evidencing a Lien (other than Permitted Liens and the Liens listed on Schedule 4.4 that will be discharged on or prior to Closing) on any Acquired Asset; (iii) limiting or restricting the ability of Seller or any of the Subsidiaries to (1) engage in the Vince Business in any material capacity (including any oral agreement or other Contract that grants first-refusal, exclusive or similar preferential rights with respect to any of the Acquired Assets and settlement agreements); (2) use any of the Intellectual Property Assets in any capacity; (3) compete with any Person or in any geographical area with respect to the Vince Business; or (iv) relating primarily to the Vince Business and requiring performance by Buyer after the Closing Date, which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice; or (b) relating to the Vince Business (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) between any member of the Company Group and any other member of the Company Group and any current or former officer or director of any entity in the Company Group.

“Mini-Basket” has the meaning set forth in Section 7.3(a).

“Non-Assignable Asset” has the meaning set forth in Section 2.10.

“Oakhurst Agreement” means the License Agreement, dated as of March 21, 2022, by and between Oakhurst Partners LLC, d/b/a Amicale Cashmere and Seller.

“Off-the-Shelf Software” means commercially available off-the-shelf software licensed pursuant to a “shrink-wrap license” (or the functional equivalent).

“Order” means a judgment, charge, stipulation, order, decree, writ, settlement, ruling or injunction of or with a Governmental Entity.

“Ordinary Course of Business” means the ordinary course of day-to-day operations of Seller and the Subsidiaries through the date hereof consistent with past custom and practice.

“Outbound IP Claim” has the meaning set forth in Section 4.5(c).

“Outside Date” has the meaning set forth in Section 9.13(a).

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Payoff Letters” has the meaning set forth in Section 3.3.

“Permitted Liens” means each of the following: (i) Liens approved in writing by Buyer; and (ii) Liens under the License Agreements.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, by and between Buyer and Seller, substantially in the form annexed hereto as Exhibit E.

“Proceeding” means any claim, counterclaim, notice of violation, action, arbitration, inquiry, hearing, audit, suit, Order, proceeding, litigation, citation, summons, subpoena or investigation of any nature, in each case whether, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 4.3.

“Required Stockholder Approval” has the meaning set forth in Section 4.1.

“Royalty Payment” has the meaning set forth in Section 6.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning as set forth in the preamble hereto.

“Seller Data” has the meaning set forth in Section 4.5(j).

“Seller Documents” has the meaning set forth in Section 4.1.

“Seller Fundamental Representations” means the representations and warranties made in Sections 4.1 (Authority and Binding Obligation), 4.4 (Title to Acquired Assets; Sufficiency of Assets), 4.5(a)-(e) (Intellectual Property), and 4.10 (Broker Fees).

“Seller Guarantor” has the meaning set forth in the preamble hereto.

“Seller Guarantor Board” has the meaning set forth in Section 6.13(a).

“Seller Guarantor Board Recommendation” has the meaning set forth in Section 4.1.

“Seller Indemnified Parties” has the meaning set forth in Section 7.1.

“Seller Obligations” has the meaning set forth in Section 9.15.

“Seller Privacy Commitments” has the meaning set forth in Section 4.5(j).

“Seller Units” has the meaning set forth in Section 2.5(a).

“Seller’s Straddle Period License Payments” has the meaning set forth in Section 2.2.

“Scheduled IP Title Defects” has the meaning set forth in Section 6.11.

“Stockholder Consent” has the meaning set forth in Section 4.1.

“Straddle Period” has the meaning set forth in Section 6.12.

“Subsidiaries” means each of Vince, LLC Branch, Vince SARL and Vince Group UK Ltd.

“Sun Capital” has the meaning set forth in Section 6.15.

“Superior Proposal” means a Takeout Proposal made after the execution and delivery of this Agreement, having terms that Seller Guarantor Board determines in good faith (after consultation with its financial advisor or outside legal counsel), considering such factors as Seller Guarantor Board considers in good faith to be appropriate, would result in a transaction that, if consummated, would be more favorable to the holders of common stock of Seller Guarantor (solely in their capacity as such) from a financial point of view than the transactions contemplated hereby (taking into account any revisions to this Agreement made or proposed in writing by Buyer prior to the time of such determination and after taking into account those factors and matters deemed relevant in good faith by Seller Guarantor Board, including if deemed relevant by Seller Guarantor Board, the identity of the Person making the proposal, the conditionality of such proposal, the likelihood of consummation in accordance with the terms of such proposal, and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal).

“Takeout Proposal” means any bona fide written inquiry, proposal or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its Affiliates) relating to: (i) any merger, consolidation, business combination, or other similar transaction involving the Seller Guarantor and a Person that is not an Affiliate of any member of the Company Group as a result of which all of the outstanding shares of the capital stock of the Seller Guarantor are exchanged for, or converted into, cash; (ii) a sale of all or substantially all of the assets of the Seller Guarantor (which for purposes hereof shall not include any sale of assets that, in the aggregate, constitute less than ninety-five (95%) of the net revenues, net income, or consolidated assets of the Company Group based on fair market value as reasonably determined by the Seller Guarantor Board); or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership (as defined in Rule 13d-3(a) of the Exchange Act), or the right to acquire beneficial ownership, of one hundred percent (100%) of the outstanding common stock of Seller Guarantor (subject to customary rollover or reinvestment by existing stockholders of Seller Guarantor; provided, that, any rollover or reinvestment of more than ten percent (10%) of the common stock of Seller Guarantor in the aggregate shall not be construed as customary for purposes hereof).

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever, in each case, in the nature of taxes, imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax) and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return.

“Tax Return” means any return, declaration, form, report, claim, informational return (including all Forms 1099) or statement required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means, with respect to any Tax or Tax Return, the authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such authority.

“Termination Fee” means a cash amount equal to $3,570,000.

“Third Party Claim” has the meaning set forth in Section 7.5.

“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement, dated as of the Closing Date, by and between Buyer and Seller, substantially in the form annexed hereto as Exhibit F.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Costs” means, any and all costs, fees or expenses associated with the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, including (a) legal and accounting fees incurred in connection with this Agreement or any of the Transaction Documents or any of the transactions contemplated hereunder or thereunder; (b) all legal and accounting fees incurred in connection with paying off and terminating any Funded Indebtedness; and (c) any related Taxes with respect to any of items (a)-(b).

“Transaction Documents” means all agreements, documents, certificates and instruments to be executed by Buyer or Seller in connection with the transactions contemplated under this Agreement or thereunder.

“Transfer Taxes” has the meaning set forth in Section 2.8.

“Transferred Marks” means the trade name Vince and all Trademarks owned by Seller or the Subsidiaries that include the term “VINCE” or any terms confusingly similar thereto, and all other Trademarks owned by Seller or the Subsidiaries that are used primarily in connection with the Vince Business, including the Trademarks set forth on Schedule 4.5(b)(i).

“Treasury Regulations” mean the regulations promulgated under the Code, as such regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Vince Brand” means the brand name “VINCE” and, to the extent used by Seller or any of the Subsidiaries, other names similar thereto or constituting abbreviations or extensions thereof.

“Vince Business” means the business of Seller and the Subsidiaries operated as of the date hereof under the Vince Brand.

“Vince License Agreement” means that certain agreement, dated as of the Closing Date, by and between Buyer and Seller, substantially in the form annexed hereto as Exhibit G.

“Vince Trademark” has the meaning set forth in the recitals hereto.

Section 1.2 Rules of Construction. As used in this Agreement, except to the extent that the context otherwise requires: (a) the Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof; (b) where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; (c) the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense and vice versa; (d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (e) headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (f) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement they are deemed in all cases to be followed by the words “by way of illustration and not limitation”; (g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (h) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (i) if any action is to be taken by any Party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day; (j) references to a Person are also to its permitted heirs, successors and assigns; (k) references to “dollar” amounts or “$” shall mean United States dollars; and (l) the use of “or” is not an exclusive concept and may include both of the matters separated by the word “or.”

ARTICLE

II PURCHASE AND SALE OF ACQUIRED ASSETS

Section 2.1 Purchase and Sale of Acquired Assets. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign and deliver to Buyer, on the Closing Date, free and clear of any Liens (other than Permitted Liens), all of Seller’s right, title and interest in and to the following assets, properties, contracts and rights to the extent used or held for use by Seller, but expressly excluding the Excluded Assets (collectively, the “Acquired Assets”) and no other assets:

(a) the Listed Intellectual Property and all other Intellectual Property owned or held for use by Seller or the Subsidiaries and primarily used or held for use in the Vince Business, together with all rights to enforce such Intellectual Property with respect to past, present and future infringements and misappropriations thereof (excluding, for clarity, the Excluded Assets, the “Intellectual Property Assets”);

(b) the Assigned Contracts, except for any rights to receive Seller’s Straddle Period License Payments;

(c) Buyer’s pro-rated share of any Royalty Payment made by any third-party licensee under the Caleres Agreement and the Oakhurst Agreement during a Straddle Period (“Buyer’s Straddle Period License Payments”);

(d) to the extent within Seller’s possession or control, all original chain of tile documents, prosecution and opposition histories, copies of all records, documents, reports, analyses, and other writings, whether in hard copy or electronic, to the extent primarily relating to the foregoing (a) – (c), including legal files in the possession of Seller’s or the Subsidiaries’ legal departments or maintained by Seller’s attorney(s) or accountant(s);

(e) copies of all lists of commercial customers and licensees that (i) are or (ii) have been used or held for use in the last five (5) years by Seller or the Subsidiaries in connection with the Intellectual Property Assets and the Assigned Contracts;

(f) all consumer data collected and maintained in connection with the operation of the Vince Business, to the extent such consumer data is assignable to Buyer pursuant to the terms of this Agreement in accordance with all applicable Laws and the Seller Privacy Commitments; provided, however, that Buyer may retain a copy of such consumer data during the term of the Vince License Agreement for use in accordance with the terms of the Vince License Agreement;

(g) to the extent transferable, all express and implied warranties, indemnities and guarantees to the extent primarily related to the Intellectual Property Assets or Assigned Contracts;

(h) all proceeds, benefits and assets of the foregoing; and

(i) all claims, demands and causes of action (including all rights in any Proceedings) against third parties solely relating to the foregoing (a)-(i), whether arising by way of counterclaim or otherwise.

Section 2.2 Excluded Assets. Anything to the contrary in Section 2.1 notwithstanding, the Acquired Assets shall exclude and Buyer is not purchasing (a) the rights which accrue to Seller under this Agreement, the Vince License Agreement, and any other agreements entered into in connection with the transactions contemplated hereby, (b) the corporate records of Seller, (c) any of Seller’s rights under any Contract or oral agreement other than the Assigned Contracts (collectively, the “Excluded Contracts”), (d) rights or licenses to any Intellectual Property owned by a third party set forth on Schedule 2.2, other than pursuant to the Assigned Contracts, (e) the capital stock of, or any membership interest, partnership interest or any similar equity interest in, any Person held by Seller, (f) Seller’s pro-rated share of any Royalty Payment made by any licensee under any Assigned Contract during a Straddle Period (the “Seller’s Straddle Period License Payments”) in accordance with Section 6.12, (g) all tangible and real property assets of Seller and the Subsidiaries, excluding all tangible embodiments of any of the Intellectual Property Assets, (h) all physical inventory of products, including products that are in production, (i) all items, assets, and contracts set forth on Schedule 2.2, (j) any (1) Tax refunds with respect to Taxes that are Excluded Liabilities, including, without limitation any Tax refunds of Seller or any of its Affiliates with respect to any tax period and (2) any income Tax Returns of Seller of any of its Affiliates, (k) any assets that are not expressly set forth in Section 2.1 and (l) all claims and causes of action relating to the foregoing (collectively, the “Excluded Assets”).

Section 2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement or any Transaction Document, Buyer agrees to assume, pay and perform as and when due only the following liabilities and obligations of Seller as of the Closing Date: (a) all Liabilities and obligations of Seller arising under any Assigned Contract after the Closing Date, other than to the extent such liabilities or obligations are a result of Seller’s or any of its Affiliate’s default or breach, prior to the Closing Date, of the provisions of any such Assigned Contract, (b) all Liabilities arising or incurred from and after the Closing Date in connection with Buyer’s ownership, possession or use of the Acquired Assets, and (c) the liabilities and obligations set forth on Schedule 2.3 (collectively, the “Assumed Liabilities”). The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under any arrangements or understanding with Buyer or Seller or any of their respective Affiliates. Other than the Assumed Liabilities, the Buyer shall not assume any liabilities or obligations (including any Excluded Liabilities) of Seller or any of its Affiliates of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 2.4 Excluded Liabilities. Notwithstanding anything contained herein to the contrary, Buyer shall not, nor shall any of its Affiliates, assume or cause to be assumed, or be deemed to have assumed and shall not be liable or responsible to pay, perform or discharge any liabilities or obligations (whether known or unknown, fixed, absolute, matured, unmatured, accrued or contingent, now existing or after the date hereof) of Seller or any of its Affiliates, other than Assumed Liabilities, including, without duplication: (a) if applicable, all expenses related to assignments or transfers of Intellectual Property Assets made to Seller by Affiliates of Seller or predecessors-in-interest of the Acquired Assets prior to Closing (or on or after the Closing Date in connection with any IP Title Defect Corrections Actions required under and pursuant to Section 6.12), including all such legal expenses and filing fees for recordation with applicable Governmental Entities; (b) any and all liabilities for (i) Taxes of or imposed on Seller for any period, (ii) Taxes related or attributable to the Acquired Assets for any taxable period or portion thereof ending on or before the Closing Date, (iii) Transfer Taxes, (iv) Taxes of any Person for which Seller or any beneficial owner of Seller is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), or as a transferee or successor or under any Contract or otherwise and (v) Taxes pertaining to the Excluded Assets or the Excluded Liabilities for any period; (c) any liabilities or obligations arising out of or relating to the employment or termination of employment of any employee or consultant of Seller or any of its Affiliates (including under any employment or related benefits plans), including, all liabilities or obligations arising out of or relating to the termination of any such employee on or after the Closing; (d) liabilities or obligations of Seller arising from an audit, notice of action, penalty, complaint or investigation by the United States Customs and Border Protection, the United States Customs Services or any other Governmental Entity or otherwise relating to any claim of violation of or non-compliance with any Law; (e) liabilities and obligations of arising from the operations of the Vince Business; (f) any amounts due to Seller’s Affiliates; (g) all Transaction Costs of Seller and its Affiliates; (h) any liabilities or obligations of Seller or any of its Affiliates under any Contract or oral agreement other than the Assigned Contracts; (i) any liabilities or obligations of Seller, its Affiliates or the Vince Business prior to the Closing, whether or not such other liabilities or obligations arose before, at or after the Closing; (j) any liabilities or obligations of Seller or any of its Affiliates that relate to any indemnity, defense or hold harmless provision or agreement for occurrences prior to the Closing Date; or (k) any liability, obligation or Taxes related to the Excluded Assets (such liabilities or obligations that are not Assumed Liabilities, collectively, the “Excluded Liabilities”).

Section 2.5 Purchase Price. The aggregate consideration payable by Buyer to Seller for the Acquired Assets, subject to the terms and conditions of this Agreement, shall consist of (a) a cash payment in the amount of Seventy-Six Million Five Hundred Thousand Dollars ($76,500,000) (the “Closing Payment”) and (b) the issuance by Buyer of 250 Units of Buyer (the “Seller Units”), which the Parties agree shall be deemed to have an aggregate dollar value at the Closing equal to Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000) (the “Equity Consideration”) (the Closing Payment and the Equity Consideration, collectively, the “Purchase Price”).

Section 2.6 Payment of the Purchase Price. The Purchase Price shall be payable at Closing as follows:

(a) The Closing Payment minus any Funded Indebtedness shall be paid to Seller at the Closing by wire transfer in immediately available funds to an account or accounts designated in writing by Seller at least three (3) Business Days prior to the Closing Date.

(b) The Funded Indebtedness shall be paid by Buyer on behalf of Seller by wire transfer in immediately available funds to the payees, in the amounts, and to the accounts set forth in the Payoff Letters.

(c) The Seller Units shall be issued to Seller at the Closing and the Parties and the ABG Member shall enter into that certain Amended and Restated Limited Liability Company Agreement of Buyer attached as Exhibit H (the “Buyer Operating Agreement”) evidencing the ownership by Seller of the Seller Units.

Section 2.7 Allocation of Purchase Price. The Purchase Price plus the Assumed Liabilities (and any other amounts paid under this Agreement to the extent treated as consideration for the Acquired Assets for U.S. federal income tax purposes) shall be allocated among the Acquired Assets being sold hereunder in the manner required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer shall prepare the initial allocation schedule and shall deliver such allocation schedule to Seller within ninety (90) days following the Closing Date for Sellers’ review. If the parties agree upon an allocation schedule (including any modifications proposed by Seller and agreed by Buyer), then, except as otherwise required by a “determination” within the meaning of Section 1313 of the Code, (a) such agreed allocation shall be binding on the Parties for all Tax purposes, and (b) the Parties shall file their respective federal income Tax Returns, including all required IRS forms (including Form 8594), schedules or amendments thereto, consistent therewith. If, after their best efforts to negotiate in good faith, the Parties cannot mutually agree upon such allocation schedule within thirty (30) days after the delivery of such draft allocation schedule to Seller, (i) each Party shall promptly provide the other Party with its own draft of the allocation schedule, and (ii) Buyer and Seller shall each select a nationally recognized public accounting firm and such firms shall jointly select a third nationally recognized public accounting firm (such selected firm in any case, the “Independent Expert”) to resolve such differences as soon as practicable. The determination of the Independent Expert shall be final, and the proposed allocation as finalized shall be binding on the Parties for all Tax purposes as if such allocation has been originally agreed to by the Parties. The fees and expenses of the Independent Expert shall be borne equally by Buyer and Seller. The Parties agree to consult with one another with respect to any Tax audit, controversy or litigation relating to the allocations made pursuant to Code Section 1060 by the IRS or another taxing authority.

Section 2.8 Taxes Payable in Connection with the Transaction. Seller shall pay any and all sales, bulk sales, use and documentary transfer Taxes, impositions, liens, leases, assessments and similar charges if any, incurred by the Parties in connection with the transactions contemplated by this Agreement, including any bulk sales tax (“Transfer Taxes”), provided that, for the avoidance of doubt, Transfer Taxes shall exclude any income Taxes. Each Party shall in a timely manner sign any return, certificate, questionnaire or affidavit as to matters within its knowledge required in connection with the payment of any such Tax.; provided, that, the Parties waive compliance with the provisions of any bulk sales Laws.

Section 2.9 Withholding Rights. Buyer shall be entitled to deduct and withhold from any amounts otherwise payable hereunder such amounts as it is required to deduct and withhold under the provisions of any applicable Laws. To the extent that amounts are so deducted and withheld, such deducted and withheld and timely paid to the appropriate Taxing Authority, amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.10 Non-Assignable Assets. Notwithstanding anything herein to the contrary, except with respect to the Required Consents set forth on Schedule 3.2(b)(i), if any Acquired Asset is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by (e.g., because such a purported assignment or transfer would constitute a breach of a contractual obligation with respect to such Acquired Asset as a result of the provisions thereof), a third party (each, an “Assignment Consent”), and any such Assignment Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset, and such Non-Assignable Asset shall not be included in the Acquired Assets as of the Closing Date; provided that Seller shall use commercially reasonable efforts to (i) obtain an Assignment Consent in advance of the Closing; (ii) if it fails to obtain such Assignment Consent in advance of Closing, for twelve (12) months following the Closing Date, obtain such Assignment Consent as soon as commercially practicable following the Closing; and (iii) cooperate with Buyer to allow Buyer to assume the benefits and obligations with respect to such Non-Assignable Asset; provided, further, that nothing shall require Seller to pay any consideration to a third party to obtain or achieve any of (i)-(iii). Once an Assignment Consent is obtained for an Non-Assignable Asset, Seller will sell, transfer, assign and deliver to Buyer all of Seller’s right, title and interest in and to such Non-Assignable Asset without further consideration. For clarity, the failure to obtain any Assignment Consents prior to Closing, despite Seller’s commercially reasonable efforts to obtain such Assignment Consents, will not constitute a violation of any of the conditions to Buyer’s obligation to consummate the Closing set forth in Section 8.2.

Section 2.11 Tax Treatment. For applicable income Tax purposes Buyer, Seller and their respective Affiliates shall treat Seller’s receipt of the Seller Units from Buyer pursuant to the transactions contemplated by this Agreement as a contribution and exchange of twenty-five percent (25%) of an undivided interest in the Acquired Assets (and the Buyer’s assumption of 25% of the Assumed Liabilities from Seller) from Seller to Buyer in a tax-deferred transaction governed by Section 721(a) of the Code (and similar or analogous state and local income Tax Law), and each of Buyer and Seller shall, and shall cause their respective Affiliates to file all applicable Tax Returns in accordance with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE III

CLOSING

Section 3.1 Closing Date. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m., Eastern Time, on a Business Day on a date not later than three (3) Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing (but subject to the satisfaction or waiver of such conditions) and those that are waived by the Party entitled to do so under applicable Law and the terms of this Agreement) set forth in Article VIII, or such other time and place as Buyer and Seller may agree to in writing (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 3.2 Actions at the Closing. At the Closing:

(a) Seller and Buyer shall deliver, or cause to be delivered, to each other the applicable executed counterpart executed by such Party to the:

i.	Bill of Sale;

ii.	Buyer Operating Agreement;

iii.	Vince License Agreement;

iv.	Pledge Agreement;

v.	Copyright Assignment Agreement;

vi.	Domain Name Assignment Agreement;

vii.	Trademark Assignment Agreement; and

viii.	Citizens Consent Letter.

(b) Seller shall deliver, or cause to be delivered, to Buyer:

i.	the Required Consents set forth on Schedule 3.2(b)(i);

ii.

a certificate signed by an authorized officer of Seller, dated as of the Closing Date, certifying (A) that attached thereto are true, correct and complete copy of resolutions of the member and manager of Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents and the transactions contemplated hereby and thereby; and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Seller Documents;

iii.	a copy of the Seller Guarantor Board Recommendation;

iv.	evidence, in form and substance satisfactory to Buyer, that all Liens on the Acquired Assets have been released other than Permitted Liens;

v.	a completed and executed Internal Revenue Service Form W-9;

vi.	a certificate signed by Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.1(a) through (c) have been satisfied; and

vii.	the instruments and documents set forth on Schedule 3.2(b)(vii).

(c)	Buyer shall deliver, or cause to be delivered, to Seller:

i.

a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying that attached thereto is a true, correct and complete copy of resolutions of the sole member of Buyer authorizing the execution, delivery and performance of this Agreement and the other Buyer Documents and the transactions contemplated hereby and thereby;

ii.	a certificate signed by Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied; and

iii.	the Closing Payment payable in accordance with Section 2.6(a).

Section 3.3 Payoff Letters. No later than two (2) Business Days prior to the Closing Date, Seller shall furnish to Buyer a customary payoff letter and any related release documents, in each case in form and substance reasonably satisfactory to Buyer, from each holder of Funded Indebtedness (collectively, the “Payoff Letters”), which payoff letter(s) shall (a) reflect the amounts required in order to pay in full such Funded Indebtedness (including the wire transfer instructions for the repayment of such Funded Indebtedness) and (b) provide that, upon payment in full of such amounts indicated, all Liens with respect to the Acquired Assets shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against Seller with respect to the Acquired Assets by the holders of such Liens.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules, Seller hereby represents and warrants to and for the benefit of Buyer as of the date hereof and as of the Closing as follows:

Section 4.1 Authority and Binding Obligation. Except for the Stockholder Consent, Seller has the full legal right, limited liability company power and authority to execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by Seller pursuant to this Agreement (collectively, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby and to perform each of its obligations hereunder and thereunder. Except for the Stockholder Consent, the execution, delivery and performance by Seller of this Agreement and the other Seller Documents have been duly authorized by all necessary corporate or limited liability company action of Seller and its Affiliates. The Seller Guarantor Board, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of, Seller Guarantor and its stockholders, (ii) approving this Agreement and the transactions contemplated hereby, (iii) directing that this Agreement be submitted to the stockholders of Seller Guarantor for their adoption and (iv) recommending that the stockholders of Seller Guarantor adopt this Agreement (collectively, the “Seller Guarantor Board Recommendation”). Except for the Stockholder Consent, no other actions on the part of Seller or any of its Affiliates are necessary to approve and adopt the Seller Documents or to approve the consummation of the transactions contemplated thereby. Assuming due authorization, execution and delivery by Buyer, this Agreement and the other Seller Documents to which Seller is a party constitute the valid and legally binding obligations of Seller, enforceable in accordance with their terms. The only vote of holders of any class or series of capital stock of Seller Guarantor or of Seller necessary to approve this Agreement and to consummate the transactions contemplated hereby is the vote or written consent of the holders of a majority of the outstanding common stock, par value $0.01 per share, of Seller Guarantor (the “Required Stockholder Approval”). The execution and delivery by Sun Capital (as defined below) of a written consent substantially in the form attached hereto as Exhibit I (the “Stockholder Consent”) shall satisfy the Required Stockholder Approval.

Section 4.2 Organization of Seller; Residence. Seller is duly organized and validly existing under the Laws of the State of Delaware. Schedule 4.2 lists all the jurisdictions in which Seller is qualified to do business and is in good standing as a foreign corporation or other entity, which are the only jurisdictions in which the nature of the activities conducted by the relevant entity or the character of the properties owned or leased by it makes such qualification necessary, except where the failure to so qualify would not impair or materially delay the ability of Seller to consummate the transactions contemplated hereby.

Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Seller Documents, the compliance by Seller with the terms and provisions hereof and thereof and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both) (a) conflict with or result in any violation by Seller or any of its Affiliates under any provision of or result in acceleration, termination, cancellation or modification of, or constitute a default under (as applicable): (i) any provision of the organizational or governing documents of Seller; (ii) Contract or other oral agreement to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates may be bound or affected; or (iii) any Order or Law applicable to Seller, any of its Affiliates or any of their respective properties or assets, except for any such conflict or violation in the case of clause 4.3(a)(iii) that would not reasonably be expected to result in a Material Adverse Effect; or (b) result in the imposition of any Lien (other than Permitted Liens) on the assets of Seller or any of its Affiliates. Such execution, delivery or performance does not and will not result in the creation or imposition of any Lien upon Seller or require any filing with, or permit, authorization, consent or approval of a Governmental Entity. Schedule 4.3 sets forth those third party consents under Contracts or other oral agreement and consents of any Governmental Entity required in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Required Consents”).

Section 4.4 Title to Acquired Assets; Sufficiency of Assets. Except as set forth on Schedule 4.4 and except with respect to IP Title Defects (exclusive of Liens), Seller has good and valid title to all property included in the Acquired Assets, free and clear of any Lien (other than Permitted Liens). The Intellectual Property Assets, together with the Off-the-Shelf Software and third-party Intellectual Property licensed to Seller or a Subsidiary pursuant to the Assigned Contracts or the License Agreements, represent all of the Intellectual Property (a) owned or held for use by Seller or any Subsidiary and primarily used in connection with and constituting the Vince Brand; (b) necessary to manufacture, distribute and sell products consistent with the products, packaging and ancillary materials branded with or offered under any of the Transferred Marks manufactured, distributed and sold by Seller and the Subsidiaries as of Closing; and (c) together with the Excluded Assets and the rights in the Intellectual Property granted under the Vince License Agreement, necessary to conduct the Vince Business in substantially the same manner following the Closing as currently conducted.

Section 4.5 Intellectual Property.

(a) Seller is the sole and exclusive, legal and beneficial, and with respect to the Intellectual Property Registrations included in the Intellectual Property Assets, record, owner of all right, title and interest in and to the Intellectual Property Assets, free and clear of any Liens (other than Permitted Liens and the Liens listed on Schedule 4.4 that will be discharged on or prior to Closing). All of the Intellectual Property Registrations included in the Intellectual Property Assets are subsisting and valid and enforceable. The conduct of the Vince Business as currently conducted, and as conducted since January 1, 2018, does not and did not conflict with or infringe any Intellectual Property or proprietary rights of any third party. None of the Intellectual Property Assets infringes on, misappropriates, dilutes or conflicts with any Intellectual Property, proprietary or other right of any third party, and no Person is infringing any of Seller’s rights under or in respect of any of the Intellectual Property Assets. There is no claim for damages or Proceedings (including any oppositions, interferences or re-examinations) pending or, to the Knowledge of Seller, threatened against Seller with respect to the Intellectual Property Assets. The Intellectual Property Assets, together with the Off-the-Shelf Software and the third-party Intellectual Property licensed to Seller or a Subsidiary pursuant to the Assigned Contracts or the License Agreements, constitute all of the Intellectual Property primarily used or held for use in the conduct of the Vince Business.

(b) Schedule 4.5(b)(i) contains an accurate and complete list of all Intellectual Property Registrations owned by Seller or the Subsidiaries and primarily used or held for use in the Vince Business, including the owner of record, date of application or issuance and relevant jurisdiction as to each, as well as all unregistered Intellectual Property material to the Vince Business owned by Seller or the Subsidiaries and primarily used or held for use in the Vince Business (the “Listed Intellectual Property”). Upon the filing of all assignments executed in connection with the transactions contemplated by this Agreement with the applicable Governmental Entity in each applicable jurisdiction, and assuming proper recordation by each such Governmental Entity, Buyer will have clean record title to the Intellectual Property Registrations included in the Listed Intellectual Property. Seller’s rights to the Listed Intellectual Property have not lapsed, expired or been abandoned. Except as set forth on Schedule 4.5(b)(i), Seller has paid all filing, renewal and maintenance fees as may be required to establish, maintain and perfect its rights to the Intellectual Property Registrations included in the Listed Intellectual Property, which come due within sixty (60) days after the Effective Date. None of the Listed Intellectual Property has been, or will be, charged with Liens by Seller, any third party or otherwise, other than Permitted Liens or Liens that will be released at the Closing (other than under the License Agreements or the Vince License Agreement, and non-exclusive licenses of Intellectual Property Assets granted to suppliers, vendors, customers, and service providers in the Ordinary Course of Business). Except as set forth on Schedule 4.5(b)(ii), the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall not create any right of termination, cancellation or reversion with respect to Seller’s ownership or use of, or the validity, or enforceability of the Listed Intellectual Property.

(c) Since January 1, 2018, neither Seller nor any of its Affiliates has sent or otherwise communicated to any other Person any written notice, charge, claim or assertion of actual or alleged infringement, misappropriation, interference with, or conflict by any other Person with, any Listed Intellectual Property, or assertion of unfair competition or violation of trade practices under the Laws of any jurisdiction by such Person. Except as set forth in Schedule 4.5(c)(i), (x) there are no Proceedings by any Person pending or threatened in writing contesting the validity, enforceability, registrability, use, ownership or other rights related to any of the Listed Intellectual Property, (y) none of the Listed Intellectual Property is subject to any outstanding or prospective Order (including any motion or petition therefor) and (z) none of the Listed Intellectual Property has been adjudged invalid, not subsisting or unenforceable in whole or in part. Schedule 4.5(c)(ii) lists all written claims, oppositions, cancellations, interferences, re-examinations and written notices of infringement, misappropriation, dilution, co-authorship, co-inventorship or threats thereof (including cease and desist letters) concerning any Listed Intellectual Property, (i) received by Seller since January 1, 2018 (each, an “Inbound IP Claim”), and (ii) sent by Seller since January 1, 2018 (each, an “Outbound IP Claim”), including, in each case, a brief description of all settled Inbound IP Claims and Outbound IP Claims during such time period, as well as a brief description of all currently pending Inbound and Outbound IP Claims.

(d) Schedule 4.5(d)(i) identifies each written license, sublicense or other agreement pursuant to which Seller or any of the Subsidiaries is a party relating to the Intellectual Property Assets owned by Seller or the right of Seller or the Subsidiaries to use the Intellectual Property or proprietary rights of any Person that is primarily used in the Vince Business (other than Off-the-Shelf Software and non-exclusive licenses of Intellectual Property Assets granted to suppliers, vendors, customers, and service providers in the Ordinary Course of Business), and all written consents, co-existence agreements, indemnifications, forbearances to sue, settlement agreements and cross-licensing arrangements, in each case relating to the Intellectual Property Assets (each a “License Agreement”). Each License Agreement is in full force and effect in accordance with its terms, and Seller or the Subsidiary party thereto is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the Knowledge of Seller, no other party to any such License Agreement is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Neither Seller nor any Subsidiary has received written notice that Seller or the Subsidiary, as applicable, is in default under any License Agreement. Except as set forth in Schedule 4.5(d)(ii), to the Knowledge of Seller, no licensor or licensee under any License Agreement has provided written notice indicating its intent to terminate such License Agreement or not renew such License Agreement upon expiration of its current term. Except for the License Agreements and non-exclusive licenses of Intellectual Property Assets granted, or royalties or licensing fees payable, to suppliers, vendors, customers, and service providers in the Ordinary Course of Business, (i) neither Seller nor any Subsidiary has licensed any Person the right to use or otherwise exploit any Listed Intellectual Property, and (ii) neither Seller nor any Subsidiary is obligated to pay any royalties or licensing fees to any Person in respect thereof. There are no claims pending nor, to the Knowledge of Seller, threatened in writing by any third party asserting that any of the Intellectual Property rights licensed to or by Seller (or any of its Affiliates) under any License Agreement, or any propriety designs developed by Seller (or any of its Affiliates) in connection with any License Agreement, infringes upon the Intellectual Property or other rights of such third party.

(e) There are no License Agreements which require consents or other actions in order (i) for Buyer to use and operate the relevant Intellectual Property Assets after the Closing Date or (ii) to consummate the transactions contemplated hereby or by any of the other Transaction Documents. The consummation of the transactions contemplated hereby or by any of the other Transaction Documents will not alter or impair any of the Intellectual Property Assets or Seller’s ownership of such Intellectual Property Assets prior to and including the Closing (or Buyer’s ownership thereof following Closing). Seller will not, as a result of the execution and delivery of this Agreement or any of the other Transaction Documents, or the performance of Seller’s obligations under this Agreement or any of the other Transaction Documents, be in breach of any License Agreement.

(f) Except as set forth in Schedule 4.5(f)(i), none of the License Agreements are due to expire within ninety (90) days of the Effective Date. Except as set forth in Schedule 4.5(f)(ii), there are no audits currently being conducted or, to the Knowledge of Seller, pending by any licensor with respect to any License Agreement.

(g) No present or former employee, officer or manager of Seller (or any Subsidiary or Affiliate thereof), nor any present or former agent, consultant, outside contractor or subcontractor of Seller (or any Subsidiary of Affiliate thereof) holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property Assets. Without limiting the generality of the foregoing and except as set forth on Schedule 4.5(g), Seller or the Subsidiaries have entered into binding, written agreements with each such Person, whereby such Persons assign to Seller or a Subsidiary any ownership interest and right they may have to any Intellectual Property Assets and acknowledge Seller’s or the Subsidiary’s exclusive ownership of such Intellectual Property Assets, or such rights have otherwise vested in Seller or a Subsidiary by operation of Law. Seller has provided Buyer with true and complete copies of all such agreements.

(h) Seller has taken commercially reasonable steps to protect its right, title and interest in, and the confidentiality of, the proprietary Intellectual Property Assets and all other proprietary information held or purported to be held by Seller, as a trade secret. As set forth in Section 4.5(h), no trade secrets or any other confidential information of Seller included within the Intellectual Property Assets or relating to the Vince Brand has been authorized by Seller to be disclosed or has been disclosed by Seller to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or other confidentiality information by the recipient. Seller has taken reasonable security measures to protect the confidentiality of all trade secrets and any other confidential information included within the Intellectual Property Assets (including any confidential information owned by a third Person to whom Seller has a confidentiality obligation).

(i) In connection with the operation of the Vince Business, Seller’s transmission, use, modification (including, but not limited to, framing, if applicable), linking and other practices in respect of content proprietary to any other Person does not, to the Knowledge of Seller, infringe or violate any proprietary or other right of any such Person and, to the Knowledge of Seller, no claim in respect of any such infringement or violation is threatened or pending.

(j) In connection with the operation of the Vince Business, Seller has in place written internal information security policies, which are published to employees and materially enforced, and which include comprehensive and appropriate technical, physical and organizational controls, safeguards, measures and procedures that protect the confidentiality and security of Seller, individual customer, employee and other confidential data (including, without limitation, personally identifiable data or information) (collectively, “Seller Data”) in accordance with standards in the industry in which Seller operates and in material compliance with applicable Law, contractual commitments of Seller and privacy and other data statements, disclosures and policies published to customers (collectively, “Seller Privacy Commitments”). Except as set forth on Schedule 4.5(j), Seller’s use, collection, storage, disclosure, dissemination and other processing of Seller Data are and have been in material accordance with the Seller Privacy Commitments. Seller has a written agreement with each third-party service provider having access to such Seller Data requiring compliance with such applicable Seller

Privacy Commitments. Seller has not received any written notice of any complaint, investigation, or other Proceeding regarding Seller’s processing of Seller Data, to the Knowledge of Seller, there are no facts or circumstances reasonably likely to give rise to such a complaint, investigation or other Proceeding. Since January 1, 2018, there has been no security incident or breach with respect to Seller Data (whether by Seller or any third party service provider having access to such Seller Data) and, to the Knowledge of Seller, there are no facts or circumstances that would require or recommend Seller to notify a Governmental Entity of a security breach related to Seller Data (whether such requirement or recommendation would arise under Seller Privacy Commitments or otherwise).

Section 4.6 Material Contracts. Schedule 4.6(a) sets forth an accurate and complete list as of the date hereof of each of the Material Contracts. Other than the Assigned Contracts, there are no Contracts or oral agreements which license any of the Intellectual Property Assets, including the Transferred Marks, to any other Person that allow such Person to procure, distribute, import or sell any product branded with or offered for sale under any of the Transferred Marks, other than non-exclusive licenses of Intellectual Property Assets granted to suppliers, vendors, customers, and service providers in the Ordinary Course of Business. Except as set forth on Schedule 4.6(b), no member of the Company Group nor, to the Knowledge of Seller, any other party, is in breach of any provision of any Assigned Contract, and there exists no default or event of default of any members of the Company Group. To the Knowledge of Seller, no event, occurrence, condition or act (including the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default or event of default thereunder with respect to any provision under any Assigned Contract. Each Assigned Contract has not been terminated or been repudiated by Seller or any of its Affiliates nor, to the Knowledge of Seller, any other party thereto. Each Assigned Contract is in full force and effect and is the legal, valid and binding obligation of Seller and its Affiliates, as applicable, and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar Laws relating to or affecting creditors’ rights generally (whether considered in a proceeding in equity or at law). All the covenants to be performed by Seller or its Affiliates under any Assigned Contract have been performed in all material respects. Except as set forth on Schedule 4.6(c), to the Knowledge of Seller, all of the material covenants to be performed by any other party to any Assigned Contract have been fully performed. Seller has delivered to Buyer true and complete copies of each Material Contract, together with all amendments and supplements thereto.

Section 4.7 Litigation; Insolvency. Except as set forth in Schedule 4.7, (a) there is no Proceeding pending nor, to the Knowledge of Seller, threatened against Seller or any of its Affiliates relating to the Acquired Assets or Assumed Liabilities before any Governmental Entity, including a seizure procedure or bankruptcy procedure; nor, to the Knowledge of Seller, has there occurred any event or circumstance that is reasonably expected to give rise to or serve as a basis for any such Proceeding or investigation and (b) there is no Proceeding pending nor, to the Knowledge of Seller, threatened against Seller or any of its Affiliates relating to the Vince Business before any Governmental Entity, including a seizure procedure or bankruptcy procedure; nor, to the Knowledge of Seller, has there occurred any event or circumstance that is reasonably expected to give rise to or serve as a basis for any such Proceeding or investigation, except in the case of Section 4.7(b), as has not had or would not reasonably be expected to have a Material Adverse Effect. Neither Seller nor any of its Affiliates is subject to or in default under any Order against or affecting any member of the Company Group with respect to the Vince Business, the Acquired Assets or the Assumed Liabilities. No member of the Company Group is engaged in any material legal action to recover monies due it or for damages sustained by it with respect to the Vince Business. Immediately prior to and after Closing, Seller will not be insolvent as such term is used or defined in any applicable Federal bankruptcy laws, and the Company Group has and will have assets which, fairly valued, exceed its indebtedness, liabilities or obligations. Seller is not executing this Agreement with any intention to hinder, delay or defraud any present or future creditor or creditors of Seller, and Seller intends to pay all valid claims in their entirety.

Section 4.8 Taxes. Seller has timely filed all income Tax Returns and all other material Tax Returns that relate to the Acquired Assets, and all such Tax Returns have been properly completed in material compliance with Law, and are true, correct and complete in all material respects. There are no material amounts of unpaid Taxes that are due and payable under applicable Law, the non-payment of which is or could reasonably be expected to become a Lien on, or otherwise would reasonably be expected to adversely affect, any of the Acquired Assets or the use thereof or would reasonably be expected to cause the Buyer to incur any liability. No claims with respect to any Taxes (including for deficiencies or additional Tax) relating to the Acquired Assets are ongoing, and no such claims are pending, nor to the Knowledge of Seller, threatened in writing. Seller is not party to any Tax sharing, Tax allocation or Tax indemnity agreement, except for (A) customary gross-up or indemnification provisions in commercial agreements entered into in the Ordinary Course of Business, the primary subject matter of which is not related to Taxes or (B) agreements that are not binding on Buyer and cannot be enforced against Buyer or the Acquired Assets following the completion of the transactions contemplated by this Agreement. Seller has no material amount of liabilities for any escheat or unclaimed property obligations that relate to the Acquired Assets. Seller has no Liability for Taxes under Treasury Regulations Section 1.1502-6 (or any analogous or similar Tax Law) or as a successor or transferee or otherwise for Taxes. None of the Acquired Assets were held or used by Seller (or any person related to Seller within the meaning of Treasury Regulation Section 1.197-2(h)(6)), or any person whom Seller or a related person acquired the Acquired Assets in a transaction where the user did not change, at any time on or prior to August 10, 1993.

Section 4.9 Certain Payments.

(a) During the past five (5) years, neither Seller, nor any manager, officer, agent, employee or other Person acting on behalf of Seller has (i) provided, or arranged for the provision of, any unlawful contribution, gift, entertainment or other unlawful expense relating to any political party or official thereof or any candidate for public office; (ii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, the anti-laundering compliance provisions of the USA PATRIOT Act of 2001, as amended, or any anti-corruption Laws or regulations of the jurisdiction of organization or principal activities of Seller; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person (including any Representative or employee of any Governmental Entity); or (iv) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

(b) None of the Acquired Assets (i) have been acquired by Seller pursuant to a transaction that has involved directly or indirectly an illegal payment by Seller, or to the Knowledge of Seller, by the applicable buyer, to a representative or employee of any Governmental Entity or (ii) represents the proceeds of any illegal activity.

Section 4.10 Broker Fees. Other than the fees of Solomon Partners, LLC, which will be for the sole account of Seller, no broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby or otherwise pursuant to any arrangement with Seller.

Section 4.11 Compliance with Laws. During the past five (5) years, Seller has complied in all material respects with all Laws, including in respect of the operation of the Vince Business, use of the Vince Brand and the Acquired Assets. During the past five (5) years, no member of the Company Group has received any written communication from a Governmental Entity that alleges that any member of the Company Group is not in compliance with any Law, including in respect of the use of the operation of the Vince Business, the use of the Vince Brand or the Acquired Assets, which has not been resolved in all respects.

Section 4.12 Caleres Statement of Royalties. Attached hereto as Schedule 4.12 is a true and complete copy of all statements of royalties provided by Caleres, Inc. to Seller during the past two (2) years pursuant to all license agreements between the parties (the “Caleres Statement of Royalties”). The Caleres Statement of Royalties fairly and accurately presents all royalties paid by Caleres, Inc. to Seller for the applicable periods therein.

Section 4.13 Absence of Certain Changes, Events and Conditions. Except as set forth on Schedule 4.13, since October 29, 2022 Seller and the Subsidiaries have operated the Vince Business in the Ordinary Course of Business and there has not been any: (a) sale, assignment, abandonment, cancellation, transfer, license or other disposition of any material assets or rights that would otherwise constitute Acquired Assets hereunder, except in the Ordinary Course of Business; (b) action taken or omitted to be taken by either Seller or any of the Subsidiaries that would, individually or in the aggregate, constitute a breach of Section 6.1, if such action had been taken or omitted to be taken after the date hereof; (c) imposition of any Lien upon any of the Acquired Assets, other than Permitted Liens or those imposed in the Ordinary Course of Business; or (d) event, circumstance, development, state of facts, occurrence, change or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 Copies of Documents. Seller has made available or provided to Buyer for inspection and copying, complete and correct copies of all documents referred to in the various Schedules to this Agreement.

Section 4.15 Accredited Investor. Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Seller acknowledges that there are risks associated with the transactions contemplated hereby and of its ownership of the Seller Units, and further acknowledges that the Seller Units have not been registered under the U.S. federal securities Laws or under any state securities Laws, and that the Seller Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state securities Laws or pursuant to an exemption from registration thereunder. Seller is acquiring the Seller Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Seller Units, in violation of the federal securities Laws or any applicable state securities Law. Seller is able to bear the economic risk of holding the Seller Units for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.

Section 4.16 Investigation. Seller is a sophisticated entity, knowledgeable about the industry in which Buyer operates, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Seller Units. Seller has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement and has independently made its own analysis and decision to enter into this Agreement. Seller has had access to the books, records, facilities and personnel of Buyer for purposes of conducting Seller’s due diligence investigation of Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

In connection with the purchase of the Acquired Assets from Seller, and in order to induce Seller to enter into this Agreement, except as set forth in the Schedules, Buyer represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 5.1 Organization; Authority; Binding Obligation. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the legal right, limited liability company power, authority and capacity to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (collectively, the “Buyer Documents”), to perform its obligations hereunder and thereunder and, upon Closing, own, possess and hold the Acquired Assets and assume, pay and perform, as and when due, the Assumed Liabilities. The execution, delivery and performance by Buyer of this Agreement and each of the other Buyer Documents have been duly authorized by all necessary corporate action of Buyer. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes, and each of the other Buyer Documents when executed and delivered by Buyer will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its respective terms.

Section 5.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents do not and will not (with or without notice or lapse of time, or both) (a) conflict with or result in any violation of (i) the certificate or articles of incorporation, bylaws or similar governing documents of Buyer, or (ii) any Order or regulation applicable to Buyer or its properties or assets, or (b) violate or conflict with, or result in a breach under, or require any consent or approval to be obtained from any party to, any Contract to which Buyer is subject or is bound.

Section 5.3 Broker Fees. No broker or finder is entitled to any brokerage fees, commission or finders’ fee in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby pursuant to any arrangement with Buyer.

Section 5.4 Seller Units. The Seller Units, are duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens, other than those restrictions under applicable federal and state securities laws or as set forth under the Buyer Operating Agreement. None of the Seller Units have been issued in violation of (a) any applicable Law, including applicable federal and securities laws, and the rules and regulations promulgated thereunder or (b) any preemptive or other rights of any person to acquire securities of Buyer.

Section 5.5 Sufficiency of Funds. Buyer and Buyer Guarantor together have available sufficient cash, lines of credit or other sources of immediately available funds to enable Buyer to satisfy all of the Closing Date obligations of Buyer under this Agreement (including paying the Purchase Price and all costs and expenses required to be paid by Buyer) and consummate the transactions contemplated by this Agreement.

Section 5.6 Limited Operations. Buyer was formed on April 13, 2023, and since that date has not, except as expressly set forth in this Agreement, (A) conducted any business operations or taken any action for which the consent of Seller would be required under the Buyer Operating Agreement, (B) employed any Person or (C) incurred or become responsible for any material Liability.

Section 5.7 Information in Information Statement. None of the information supplied or to be supplied by Buyer in writing specifically for inclusion or incorporation by reference in the Information Statement (except to the extent amended or supplemented by Buyer, in which case this Section 5.6 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of Seller, and at the time of such mailing, will contain any untrue statement of a material fact except that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference in the Information Statement based on information supplied by or on behalf of Seller for inclusion or incorporation by reference in the Information Statement.

ARTICLE VI

CERTAIN COVENANTS AND UNDERSTANDINGS

Section 6.1 Interim Operations of the Business.

(a) Seller covenants and agrees (for itself and the Subsidiaries) that, after the date of this Agreement and through the Closing (the “Interim Period”) (unless Buyer otherwise approves in writing) and except as required by applicable Laws or as otherwise expressly required by this Agreement, (i) the Vince Business shall be conducted in the Ordinary Course of Business; (ii) Seller shall use and shall cause the Subsidiaries to use its and their commercially reasonable efforts to preserve intact the Vince Business, the Acquired Assets and material business relationships with licensors, licensees, suppliers, distributors, clients and others having business relationships with the Vince Business; and (iii) Seller shall, and shall cause the Subsidiaries to, maintain, protect and enforce the Vince Trademark and the Intellectual Property Assets in Seller’s reasonable discretion, to be exercised in the Ordinary Course of Business. In addition, Seller shall and shall cause the Subsidiaries to, upon request of Buyer, confer with one (1) or more designated Representatives of Buyer to report material operational matters and to report the general status of ongoing operations, in each case, solely with respect to the Vince Business. Seller shall keep, or cause the Subsidiaries to keep, all material insurance policies currently maintained with respect to the Vince Business, or suitable replacements or renewals, in full force and effect until the Closing.

(b) In furtherance and not in limitation of Section 6.1(a), other than as set forth on Schedule 6.1(b), and except as required by applicable Laws, as otherwise expressly required by this Agreement or as consented to in writing by Buyer, Seller agrees that during the Interim Period, it shall not, and shall cause each of its Affiliates not to, effect any of the following (as each pertains to or is related to the Vince Business, the Acquired Assets or the Assumed Liabilities) without the prior written consent of Buyer in each instance: (i) amend, renew or terminate any Assigned Contract; (ii) sell, transfer, lease, abandon, encumber, dedicate to the public, permit to lapse, fail to maintain, cancel, license or otherwise dispose of any Acquired Asset (other than the non-exclusive licensing of Acquired Assets to suppliers and manufacturers in the Ordinary Course of Business or the abandonment of non-material Acquired Assets no longer used in or useful to the Vince Business in the Ordinary Course of Business); provided that the foregoing shall not apply to sales of Seller’s products in the Ordinary Course of Business, which sales to customer accounts are not the subject of any license or exclusivity (other than limited licenses to customers to market and sell products granted in connection with such sales in the Ordinary Course of Business); (iii) pay, discharge, settle or satisfy any Assumed Liabilities other than in the Ordinary Course of Business; (iv) enter into any transaction that would constitute an Assumed Liability; (v) subject any of the Acquired Assets to any Lien (other than any Lien incurred in the Ordinary Course of Business with respect to Taxes not yet due and payable); (vi) enter into any Contract (or oral agreement) which, if entered into prior to the date hereof would be required to be set forth on Schedule 4.6(a); or (vii) commit or agree (whether or not such Contract, commitment or agreement is legally binding) to do, or authorize, any of the foregoing actions.

Section 6.2 Further Actions.

(a) During the Interim Period, subject to the terms and conditions of this Agreement, each Party agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in an expeditious manner. From time to time following the Closing, if any further action is necessary to carry out the purposes of this Agreement, Seller Documents and the Buyer Documents to which a Party is a party, including without limitation, with respect to the recordation of documents with Governmental Entities in each applicable jurisdiction to effect or evidence the assignment of the Intellectual Property Assets to Buyer, Seller and Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII below).

(b) Except as set forth in the Vince License Agreement, Seller shall promptly transfer or deliver to Buyer any of the Acquired Assets delivered to, or retained or received by, Seller after the Closing Date. For the avoidance of doubt, the Parties acknowledge that certain tangible embodiments of the Intellectual Property Assets, along with certain Seller Data, will be retained by Seller for Seller’s use for purposes of its performance of its obligations under the Vince License Agreement. Such tangible embodiments and Seller Data (each to the extent constituting an Acquired Asset) shall remain Acquired Assets of Buyer, and Seller shall deliver and return the same to Buyer in accordance with the terms of the Vince License Agreement.

(c) Following the Closing, Seller agrees to use commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to deliver, or cause to be delivered, to Buyer all such other instruments of assignment, transfer or conveyance as may be required in the reasonable opinion of Buyer and its counsel to vest in Buyer, good and valid title to the Acquired Assets, free and clear of any Liens, and to put Buyer in actual possession or control of the Acquired Assets (but solely to the extent that Buyer is not reasonably able to do so on its own, including by exercising its rights as Seller’s attorney as contemplated under Section 6.5).

Section 6.3 Notice of Certain Events. During the Interim Period, Seller shall promptly notify Buyer in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement which would reasonably be expected to prevent, materially impair, materially impede or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement. Buyer’s receipt of information pursuant to this Section 6.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.4 Access to Information. Subject to compliance with contractual obligations and applicable Laws, during the Interim Period, Seller shall afford to Buyer and Buyer’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information relating to the Acquired Assets, insofar as such access is reasonably required by Buyer; provided, that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by Seller herein. For the avoidance of doubt, Seller shall not have any obligation to cooperate or disclose any documents or other information pursuant to this Section 6.4, if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in any Proceeding and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 6.4 shall limit in any respect any rights a party may have with respect to discovery or the production of documents or other information in connection with any such Proceeding.

Section 6.5 Buyer Appointed Attorney for Seller. Seller hereby constitutes and appoints Buyer, and its successors and assigns, effective of as of the Closing Date, the true and lawful attorney of Seller, in the name of Buyer or Seller but for the benefit of Buyer: (a) to institute and prosecute all cancellation, opposition, and re-examination Proceedings and other administrative Proceedings before a the U.S. Trademark Trial and Appeal Board or foreign equivalent which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (b) to prepare, execute and submit to the proper authority any and all documents necessary or desirable to effectuate, confirm, file or record any documentation which Buyer may deem proper in connection with the administration or prosecution of any of the Acquired Assets; and (c) subject to Section 7.4, to defend or compromise any and all such Proceedings or actions as described in clauses (a) and (b). Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. For the avoidance of doubt, nothing in this Section 6.5 shall limit Buyer’s right to seek indemnification with respect to any underlying Proceeding.

Section 6.6 Books and Records; Personnel. From and after the Closing Date, each Party shall use commercially reasonable efforts to make available to the other Party upon written request and at the requesting Party’s expense: (i) personnel to assist locating and obtaining records and files for periods prior to Closing Date; and (ii) personnel whose assistance or participation is reasonably required in anticipation of, preparation for, or the prosecution or defense of existing or future claims or actions, copies of non-income Tax Returns to the extent relating to the Acquired Assets or other matters in which Buyer, on the one hand, and Seller, on the other hand, do not have any adverse interest or which are not otherwise protected by attorney-client privilege. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller be required to provide Buyer with a copy of Seller’s income Tax Returns.

Section 6.7 Tax Matters. Subject to the last sentence of Section 6.6, Buyer and Seller agree to (and shall cause each of their respective Affiliates to) provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise. In addition, Buyer and Seller shall promptly notify the other in writing upon receipt by such Party or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities for which the other Party would be required to indemnify such Party pursuant to Article VII; provided, that failure to comply with this provision shall not affect such Party’s right to indemnification except, and only to the extent that, the other Party’s defense is prejudiced by such failure.

Section 6.8 Confidentiality; Publicity.

(a) Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a Mutual Nondisclosure Agreement, dated as of October 31, 2022, between Vince, LLC and Authentic Brands Group LLC (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference; provided, that, to the extent that any other provision of this Agreement may conflict, or is otherwise inconsistent, with the Confidentiality Agreement (including Section 6.14 hereof), the provisions of this Agreement shall govern.

(b) The Parties agree that no public release or announcement concerning the transactions contemplated by this Agreement and the other Transaction Documents, including the Information Statement and any supplement or amendment thereto, shall be issued by any Party without the prior written consent of the other Party (which consent not to be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Laws (including securities Laws) or rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement and shall otherwise meaningfully consult with such other party (to the extent practicable) in advance of such issuance.

Section 6.9 Communication with Licensees. Prior to the Closing, upon reasonable advance notice, Seller and the Subsidiaries will permit Buyer and its Representatives to discuss, and will, if requested by Buyer, assist Buyer and its Representatives (including by making introductions) in any discussions of, the affairs, finances and accounts of the Vince Business with licensees of the Vince Business.

Section 6.10 Use of Transferred Marks. In no event later than twelve (12) months following the Closing Date, Seller Guarantor and Seller shall take and shall cause their applicable Affiliates to take, whatever steps are necessary to change the legal entity and/or trade name of and any “doing business as” registrations used by Seller, the Subsidiaries and Vince Intermediate Holding, LLC, in each case, in all relevant jurisdictions to a name that does not include any trademarks that are a part of the Transferred Marks. It is acknowledged and agreed that Seller, the Subsidiaries and Vince Intermediate Holding, LLC may continue to use trademarks that are a part of the Transferred Marks as currently incorporated into their legal entity names or “doing business as” registrations during such period, not to exceed twelve (12) months following the Closing Date. Except to the limited extent permitted by the immediately preceding sentence or under the Vince License Agreement, Seller

Guarantor and Seller covenant that after the Closing Date, they will not, and will cause each of their Affiliates to not, adopt, use or register or authorize any other Person to adopt, use or register, any trade names, trademarks, service marks or Internet domain names consisting of or incorporating any of Transferred Marks or Internet domain names confusingly similar thereto.

Section 6.11 Intellectual Property Title Matters. To the extent that any Intellectual Property Registration included in the Listed Intellectual Property is not in the current legal name of Seller or one of the Subsidiaries, is subject to a chain of title defect, or is subject to any form of Lien (other than Permitted Liens and the Liens listed on Schedule 4.4 that will be discharged on or prior to Closing) (“IP Title Defects”), Seller shall, and shall cause each of its Affiliates to, prior to Closing (a) use commercially reasonably efforts to prepare, execute and record such instruments and documents necessary to cure such IP Title Defects, including any IP Title Defects discovered during the Interim Period by either Party, and (b) prepare, execute and record such instruments and documents necessary to cure those IP Title Defects set forth on Schedule 6.11 (such IP Title Defects, the “Scheduled IP Title Defects”), in each case ((a)-(b)), prior to Closing so as to allow for the assignment thereof to Buyer as part of the transactions contemplated herein (all such actions, the “IP Title Defect Correction Actions”); provided, that if Seller or the Subsidiaries are unable to cure any IP Title Defect prior to the Closing, Seller and each of the Subsidiaries shall have a continuing obligation following the Closing to use commercially reasonable efforts to take IP Title Defect Correction Actions (solely with respect to the Intellectual Property Registrations included in the Listed Intellectual Property existing as of the Closing) to promptly resolve such issue. Seller and each of the Subsidiaries shall be responsible for and pay its own expenses incurred in connection with any IP Title Defect Correction Actions, and shall deliver all documentation that is filed concerning the IP Title Defect Correction Actions to Buyer at such time the IP Title Defect Correction Actions are taken.

Section 6.12 License Fees. Notwithstanding anything to the contrary set forth herein or in the Vince License Agreement, Seller is entitled to retain all of Seller’s Straddle Period License Payments, and Buyer is entitled to retain all of Buyer’s Straddle Period License Payments. Accordingly, within thirty (30) days following Buyer’s receipt of a royalty statement and payment (the “Royalty Payment”) from a licensee covering a period of time which commences before the Closing Date and ends on or after the Closing Date (a “Straddle Period”), Buyer shall provide a copy of such royalty statement to Seller along with its calculation of Seller’s Straddle Period License Payments and payment of the same by wire transfer of immediately available funds to an account or accounts directed by Seller in writing. Further, if Seller receives prior to or after the Closing Date a royalty statement and payment from a licensee covering a Straddle Period, then, within the later of thirty (30) days of receipt of such statement or at the Closing Date, Seller shall provide a copy of such royalty statement to Buyer along with its calculation of Buyer’s Straddle Period License Payments and payment of the same by wire transfer of immediately available funds to an account or accounts directed by Buyer in writing. For the avoidance of doubt, the proportion of any Royalty Payment that is a Seller’s Straddle Period License Payment shall be the fraction whose numerator is the number of days from the first day of the contract quarter to the day before the Closing Date and whose denominator is the number of days in the contract quarter. Further, the proportion of any Royalty Payment that is a Buyer’s Straddle Period License Payment shall be the fraction whose numerator is the number of days from the Closing Date to the last day of the contract quarter and whose denominator is the number of days in the contract quarter.

Section 6.13 Alternative Transaction Proposal.

(a) From the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, except as otherwise provided in this Section 6.13, Seller and Seller Guarantor shall not, and Seller Guarantor shall cause each of the other members of the Company Group and each officer, director, employee and manager of any member of the Company Group not to, and will use commercially reasonable efforts to cause the other Representatives of the Company Group not to (and will not authorize or knowingly permit such other Representatives to), directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any Alternative Transaction Proposal or the making of any Alternative Transaction Proposal; (ii) other than with Buyer or its Representatives and other than to inform any Person of the provisions of this Section 6.13(a), (A) engage in, continue or otherwise participate in any discussions or negotiations, (B) provide or afford access to any properties, assets, books and records or personnel of any member of the Company Group or (C) furnish to any Person any non-public information, in each case of clauses (A) through (C), regarding, in connection with, relating to, or for the purpose of initiating, encouraging or facilitating, any Alternative Transaction Proposal or the making thereof or any inquiry, offer or proposal that could reasonably constitute an Alternative Transaction Proposal; (iii) execute or enter into, or propose to enter into, any Alternative Transaction Agreement; (iv) grant any waiver or release under, or fail to reasonably enforce, any confidentiality, “standstill” or similar agreement with respect to any class of securities of any member of the Company Group; or (v) authorize, agree or commit or knowingly permit any Representative to do any of the foregoing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to the final sentence of this Section 6.13(a), if at any time after the date hereof and prior to the earlier of (x) the date that is thirty (30) days from the date hereof and (y) the Closing Date, the Company Group receives an Alternative Transaction Proposal that did not result from a breach of this Section 6.13, Seller Guarantor, and the board of directors of Seller Guarantor (the “Seller Guarantor Board”) determines in good faith after consultation with its financial advisors and outside legal counsel based on information then available that such Alternative Transaction Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and that the failure to take such action would violate the fiduciary duties of the Seller Guarantor Board, the Seller Guarantor Board may, at least forty-eight (48) hours after giving Buyer written notice (which notice shall contain the identity of the Person making such Alternative Transaction Proposal, a copy of the Alternative Transaction Proposal if it is in writing or otherwise a description of the material terms and conditions thereto and a statement to the effect that the Seller Guarantor Board has made the determination required by this Section 6.13(a) in respect thereof and that Seller Guarantor intends to furnish non-public information to, or enter into discussions or negotiations with, such Person making such Alternative Transaction Proposal) (x) furnish information with respect to Seller Guarantor and its subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement containing terms that are no less favorable to the Company Group, in the aggregate, than the terms of the Confidentiality Agreement; provided, that a copy of all such information not previously provided to Buyer (or its Representatives) is provided to Buyer as promptly as reasonably practicable (and, in any event, within forty-eight (48) hours) after such information has been furnished to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal.

(b) On the date hereof, Seller and Seller Guarantor shall immediately cease and cause to be terminated, and Seller Guarantor shall cause the other members of the Company Group and its and their Representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any Person and its Affiliates and Representatives (other than the Parties and their respective Representatives and designees) in connection with or relating to an

Alternative Transaction Proposal, in each case that exists as of the date hereof. Seller and Seller Guarantor also each agree that it will promptly after the date hereof (and in any event within two (2) Business Days) (i) request each Person (other than Buyer and its Representatives and designees) that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of, or otherwise relating to, an Alternative Transaction Proposal, to promptly return or destroy all confidential information furnished to such Person or any of its Affiliates or Representatives by or on behalf of the Company Group prior to the date hereof and (ii) terminate any access to any data room (electronic or otherwise) previously provided to any such Person, its Affiliates or its or their respective Representatives. It is understood that any violation of the restrictions of this Section 6.13(b) in any material respect by any Representative of any member of the Company Group shall be deemed a breach of this Section 6.13(b) by Seller and Seller Guarantor, if Seller and Seller Guarantor do not cure any such violation within three (3) Business Days following the date on which Buyer obtains knowledge of such violation.

(c) Except as otherwise provided in this Section 6.13, neither the Seller Guarantor Board nor any committee thereof shall, directly or indirectly, (i) (A) withdraw (or qualify, amend or modify in a manner adverse to Buyer) or publicly propose to withdraw (or qualify, amend or modify in a manner adverse to Buyer) the approval, recommendation or declaration of advisability of this Agreement and the transactions contemplated by this Agreement, (B) adopt a formal resolution to recommend, adopt, approve or declare advisable or publicly propose to recommend, adopt, approve or declare advisable, any Alternative Transaction Proposal, (C) if an Alternative Transaction Proposal not subject to Regulation 14D under the Securities Exchange Act of 1934 (as amended, and the rules promulgated thereunder, the “Exchange Act”) shall have been publicly announced or disclosed, fail to publicly reaffirm the recommendation of the Seller Guarantor Board within five (5) Business Days, if possible, prior to the earlier of (i) thirty (30) days following the date hereof and (ii) the Closing Date or (D) make any public recommendation in connection with an Alternative Transaction Proposal that is a tender or exchange offer subject to Regulation 14D under the Exchange Act or the rules promulgated thereunder, other than a recommendation against such offer or a “stop, look and listen” communication by Seller Guarantor Board to Seller Guarantor’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt or approve, or publicly propose to adopt or approve, cause, authorize or allow any member of the Company Group to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, asset purchase agreement, license agreement or (in each case) other similar agreement, arrangement or understanding other than a confidentiality agreement entered into in compliance with Section 6.13(a) (each, an “Alternative Transaction Agreement”) (A) constituting or that would reasonably be expected to lead to or otherwise relates to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, but subject to Seller’s compliance in all material respects with the other provisions of this Section 6.13, as applicable, at any time prior to the earlier of (x) the date that is thirty (30) days from the date hereof and (y) the Closing Date, the Seller Guarantor Board may, in response to a Superior Proposal that did not result from a breach of this Section 6.13 (and has not been withdrawn), make an Adverse Recommendation Change (i) if the Seller Guarantor Board determines, in good faith, after consultation with its outside legal or financial advisors, that the failure to take such action would violate the directors’ fiduciary duties to the stockholders of Seller Guarantor under applicable Law and (ii) after complying with Section 6.13(e).

(d) Without limiting Section 6.13(c), but subject to Section 6.13(e), prior to the earlier of (i) thirty (30) days following the date hereof and (ii) the Closing Date, in response to a written Alternative Transaction Proposal that did not result from a breach of this Section 6.13 that the Seller Guarantor Board determines in good faith, after consultation with its outside legal or financial advisors, constitutes a Superior Proposal and that the failure to terminate this Agreement would violate the Seller Guarantor Board’s fiduciary duties under applicable Law, Seller and Seller Guarantor may terminate this Agreement pursuant to Section 9.13(a)(v) and this Section 6.13(d) and, concurrently with such termination, enter into an Alternative Transaction Agreement with respect to such Superior Proposal; provided, however, that neither Seller nor Seller Guarantor shall be permitted to terminate this Agreement pursuant to Section 9.13(a)(v) and this Section 6.13(d) unless each Seller and Seller Guarantor are in compliance with their obligations set forth in Section 6.13(c).

(e) Notwithstanding anything to the contrary contained in this Agreement, the Seller Guarantor Board shall not be entitled to either (x) make an Adverse Recommendation Change pursuant to Section 6.13(c) or (y) terminate this Agreement pursuant to Section 9.13(a)(v) and Section 6.13(d), unless (i) Seller and Seller Guarantor shall have provided to Buyer three (3) Business Days’ prior written notice advising Buyer that the Seller Guarantor Board intends to take such action, and (A) if relating to a Superior Proposal, such notice shall contain the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Seller Guarantor Board, including the identity of the Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making such Alternative Transaction Proposal and a copy of such Alternative Transaction Proposal or (B) if relating to an Intervening Event, such notice shall contain the material facts and circumstances of such Intervening Event and (ii) (A) during such three (3)-Business Day period, if requested by Buyer and so long as Buyer continues to negotiate in good faith, Seller and Seller Guarantor shall have, and shall have caused their respective Representatives to have, engaged in negotiations in good faith with Buyer to enable Buyer to propose revisions to the terms of this Agreement or other agreements contemplated hereby and regarding any such amendments proposed in writing by Buyer, (B) the Seller Guarantor Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Buyer no later than the third (3rd) Business Day of such three (3)-Business Day period, (C)(1) with respect to a Superior Proposal, the Seller Guarantor Board shall have determined in good faith, after consultation with outside legal or financial advisors, that the Alternative Transaction Proposal constitutes a Superior Proposal after taking into account the adjustments to this Agreement that were offered by Buyer and that the failure to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.13(a)(v) would violate the directors’ fiduciary duties under applicable Law and (2) with respect to an Intervening Event, Seller Guarantor shall have determined in good faith that failure to make an Adverse Recommendation Change would violate the Seller Guarantor Board’s fiduciary duties under applicable Law, and (D) in the event of any change to (1) any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of an Alternative Transaction Proposal, or (2) the facts or circumstances relating to an Intervening Event, Seller and Seller Guarantor shall, in each case, have delivered to Buyer an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) of this proviso shall commence during which time Seller and Seller Guarantor shall be required to comply with the requirements of this Section 6.13(e) anew with respect to such additional notice, including clauses (i) and (ii) of this Section 6.13(e); and provided that Seller and Seller Guarantor have complied in all material respects with their respective obligations under this Section 6.13.

(f) Notwithstanding anything to the contrary contained herein, Seller, Seller Guarantor or Seller Guarantor Board, directly or indirectly through their respective Representatives, shall be permitted to (i) take or disclose any position or disclose any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to Seller Guarantor’s stockholders) and, to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Alternative Transaction Proposal, (ii) make any “stop, look and listen” communication to Seller Guarantor’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to Seller Guarantor’s stockholders) or take a neutral or no position with respect to any Alternative Transaction Proposal and (iii) make any other disclosure to Seller Guarantor’s stockholders that, in the reasonable determination of the Seller Guarantor Board, is required by applicable Law (provided, however, that any disclosures permitted under this Section 6.13(f) shall not, in and of themselves, constitute an Adverse Recommendation Change or form a basis for Seller to terminate this Agreement pursuant to Section 9.13(a)(v)).

(g) From and after the date hereof, without limiting any other obligations of Seller or Seller Guarantor hereunder, Seller or Seller Guarantor shall as promptly as reasonably practicable (and in no event later than forty-eight (48) hours after receipt) notify Buyer of any Alternative Transaction Proposal or bona fide inquiry (whether written or oral) from any Person or group in respect of a potential Alternative Transaction Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Seller, Seller Guarantor or any of its Representatives in connection with an Alternative Transaction Proposal and such notice shall include (x) the identity of the Person or group making such Alternative Transaction Proposal or inquiry, and (y) the material terms and conditions of any such Alternative Transaction Proposal or inquiry and, if written, a copy thereof. Seller or Seller Guarantor shall keep Buyer reasonably informed, on a reasonably prompt basis, of the status and material terms (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal or inquiry in respect thereof and, if written, provide to Buyer a copy thereof.

Section 6.14 Information Statement.

(a) As promptly as reasonably practicable following the date hereof (and in any event no later than thirty (30) days after the date hereof), Seller Guarantor shall prepare and file with the Securities and Exchange Commission (the “SEC”), an Information Statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent, this Agreement and the transactions contemplated hereby and (ii) the notice of action by written consent required by Section 228 of the DGCL (as amended or supplemented from time to time, the “Information Statement”). Seller Guarantor shall allow the Buyer and its Representatives reasonable time to review and comment on the Information Statement (including, for the avoidance of doubt, each supplement or amendment thereto), and shall consider in good faith any reasonable comments by Buyer or its Representatives that are provided to Seller Guarantor in a timely manner, prior to the filing thereof (including, for the avoidance of doubt, each supplement or amendment thereto). Buyer and Seller Guarantor shall reasonably cooperate with one another in connection with the preparation of the Information Statement and Buyer shall furnish such information concerning Buyer as Seller Guarantor may reasonably request in connection with the preparation of the Information Statement to the extent such information is required by the Exchange Act to be set forth in the Information Statement; provided, that the Parties shall cooperate to prevent the release of any information supplied by any Party that is reasonably considered to be competitively sensitive by such Party (including through the redaction of such information from any exhibits filed with the SEC, and the submission of confidential treatment requests, to the extent necessary or appropriate to preserve the confidentiality of such information). Buyer shall cause the information relating to Buyer supplied by it for inclusion in the Information Statement, at the time of the mailing of the Information Statement or any amendments or supplements thereto not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller Guarantor shall respond as promptly as reasonably practicable to, and resolve all comments received from, the SEC concerning the Information Statement, and to have the Information Statement cleared by the SEC as promptly as reasonably practicable after such filing. Seller Guarantor shall cause the Information Statement (in definitive form) to be sent or given to the stockholders of Seller Guarantor as promptly as reasonably practicable (and in any event within three (3) Business Days) after the earlier to occur of (i) the tenth day after the Information Statement is filed with the SEC, if the SEC has not informed Seller Guarantor that it will review the Information Statement (or informs Seller Guarantor or its Representatives that it will not review the Information Statement) and (ii) the date the SEC informs Seller Guarantor or its Representatives that it has no further comments on the Information Statement.

(b) The Seller Guarantor shall as promptly as reasonably practicable notify the Buyer of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Information Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Information Statement or for additional information with respect thereto, and shall supply the other party hereto with copies of all material correspondence between Seller Guarantor or any of its Representatives, on the one hand, and the SEC (or its staff), on the other hand, with respect to the Information Statement. All filings by Seller Guarantor with the SEC (or its staff), responses to any comments from the SEC (or its staff) and all mailings to the stockholders of Seller Guarantor relating to the transactions contemplated hereby, including the Information Statement and any amendment or supplement thereto, shall be subject to the reasonable prior review and comment of Buyer; provided, that Seller Guarantor will no longer be required to comply with the foregoing if the Seller Guarantor Board has effected, directly or indirectly, (i) a withdrawal (qualification, amendment or modification in a manner adverse to Buyer) or public proposal to withdraw the approval, recommendation or declaration of advisability of this Agreement and the transactions contemplated hereby in accordance with Section 6.13, (ii) an adoption of a formal resolution to recommend, adopt, approve or declare advisable or public proposal to recommend, adopt, approve or declare advisable, any Alternative Transaction Proposal in accordance with Section 6.13, or (iii) the making of any public recommendation in connection with the Alternative Transaction Proposal that is a tender or exchange offer subject to Regulation 14D, other than a recommendation against such offer or a “stop, look and listen” communication by the Seller Guarantor Board to Seller Guarantor’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) or shall have resolved to do so in accordance with Section 6.13.

Section 6.15 Delivery of Stockholder Consent. Seller Guarantor shall obtain from Sun Cardinal, LLC, SCSF Cardinal, LLC and SK Financial Services, LLC (collectively, “Sun Capital”) and deliver to Buyer the Stockholder Consent, duly executed by Sun Capital as soon as practicable following the execution and delivery of this Agreement and, in any event, no later than 11:00] p.m. (New York City time) on the date of this Agreement. In connection with the Stockholder Consent, Seller Guarantor shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 thereof, and the organizational documents of Seller Guarantor.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by Buyer. Buyer shall, from and after the Closing, defend and promptly indemnify and hold harmless Seller and its officers, managers, members, trustees, attorneys and representatives (collectively the “Seller Indemnified Parties”), from, against, for, and in respect of and pay any and all Losses (as defined below) suffered, sustained or incurred by any such Party arising out of or resulting from:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or any of the Buyer Documents;

(b) any breach of any covenant or agreement of Buyer contained in this Agreement; or

(c) any Assumed Liability.

Section 7.2 Indemnification by Seller. Seller shall, from and after the Closing, defend, indemnify, and hold harmless Buyer, its Affiliates, and each of their respective officers, managers, directors, members, stockholders, attorneys and other Representatives (collectively “Buyer Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained or incurred by any such Party arising out of or resulting from:

(a) any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any representation or warranty of Seller contained in this Agreement or any of the Seller Documents;

(b) any breach of any covenant or agreement of Seller contained in this Agreement; or

(c) any Excluded Asset or Excluded Liability.

Section 7.3 Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary:

(a) Seller shall not have any indemnification obligations under Section 7.2(a) (other than such indemnification obligations with respect to any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any of the Seller Fundamental Representations) unless and until the Losses under Section 7.2(a) exceed One Million Twenty Thousand Dollars ($1,020,000) in the aggregate (the “Basket”); thereafter, Seller shall be required to pay or be liable only for the Losses for which it is liable pursuant to Section 7.2(a) in excess of the Basket; provided, however, that Seller shall not be liable for any individual Losses under Section 7.2(a) which do not exceed Twenty-Five Thousand Dollars ($25,000) (the “Mini-Basket”);

(b) Seller’s indemnification obligations under Section 7.2(a) (other than such indemnification obligations with respect to any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any of the Seller Fundamental Representations) shall not exceed Twenty Million Four Hundred Thousand Dollars ($20,400,000) (the “Cap”);

(c) in the case of any indemnification obligations involving (i) any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any of the Seller Fundamental Representations or (ii) Seller’s indemnification obligations under Section 7.2(b), Seller shall be liable for all Losses associated therewith up to the amount of the Purchase Price;

(d) Buyer shall not have any indemnification obligations under Section 7.1(a) (other than such indemnification obligations with respect to any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any of the Buyer Fundamental Representations) unless and until the Losses under Section 7.1(a) exceed the Basket; thereafter, Buyer shall be required to pay or be liable only for Losses for which it is liable pursuant to Section 7.1(a) in excess of the Basket; provided, however, that Buyer shall not be liable for any individual Losses under Section 7.1(a) which to not exceed the Mini-Basket;

(e) Buyer’s indemnification obligations under Section 7.1(a) (other than such indemnification obligations with respect to any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any of the Buyer Fundamental Representations) shall not exceed the Cap;

(f) in the in the case of any indemnification obligations involving (i) any breach (or, with respect to a Third Party Claim, any alleged breach) or inaccuracy of any of the Buyer Fundamental Representations, or (ii) Buyer’s indemnification obligations under Sections 7.1(b), Buyer shall be liable for all Losses associated therewith up to the amount of the Purchase Price;

(g) the limitations on indemnification set forth in Sections 7.3(a) through (f) above shall not limit the right of any Buyer Indemnified Party or Seller Indemnified Party to recover Losses from Seller or Buyer, as applicable, resulting from fraud, willful breach or criminal misconduct;

(h) for the avoidance of doubt, the limitations on indemnification set forth in Section 7.3(a) through (c) above shall not apply to any indemnification obligations of Seller under Sections 7.2(c) or (d); and

(i) for the avoidance of doubt, the limitations on indemnification set forth in Section 7.3(d) through (f) above shall not apply to any indemnification obligations of Buyer under Section 7.1(c).

Section 7.4 Procedure.

(a) Any Party (the “Indemnified Party”) seeking indemnification pursuant to this Agreement shall promptly give the Party from whom such indemnification is sought (the “Indemnifying Party”) written notice of the matter with respect to which indemnification is being sought, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising therefrom, the method of computation of such liability, and the basis of the claim or indemnification obligation and a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such liability relates (the “Indemnification Notice”). The Indemnification Notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder; provided that the failure of the Indemnified Party to give such prompt notice shall not adversely affect the Indemnified Party’s right to indemnification hereunder except, and only to the extent that, in the case of a claim made by a third party, the defense of that claim is materially prejudiced by such failure.

(b) Within twenty (20) calendar days after receipt of an Indemnification Notice with respect to a claim that does not involve a Third Party Claim, the Indemnifying Party shall by written notice (the “Response Notice”) delivered to the Indemnified Party either (i) concede liability in whole as to the claimed amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the claimed amount, by check or wire transfer), (ii) deny liability in whole as to such claimed amount or (iii) concede liability in part and deny liability in part as to such claimed amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of such agreed amount, by check or wire transfer). If the Parties are not able to resolve any dispute over a claim that is not a Third Party Claim for which an Indemnification Notice has been provided in accordance with this Section 7.4 within twenty (20) calendar days after the receipt of a Response Notice denying liability in whole or in part, such dispute shall be subject to, and resolved in accordance with, Section 9.3.

Section 7.5 Settlement of Third Party Claims. In connection with any indemnification claim arising out of a claim or legal Proceeding by a Person who is not a Party, including their respective Affiliates, as applicable (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, to participate in or, by giving written notice to the Indemnified Party not later than thirty (30) days following Indemnifying Party’s receipt of the Third Party Claim notice, to assume the defense of any Third Party Claim at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) the Indemnified Party believes in its good faith judgment would be detrimental to, or materially injure, the Vince Brand or the reputation or future business prospects the Vince Brand or Indemnified Party if an adverse determination were rendered with respect thereto, (ii) relates to or arises in connection with any criminal or quasi-criminal Proceeding, indictment or allegation, (iii) seeks an injunction or other equitable relief against the Indemnified Party or (iv) the Indemnified Party believes in its good faith judgment could result in Losses in excess of the maximum amount that such Indemnified Party would then be entitled to recover from the Indemnifying Party under this Article VII. As a condition to the Indemnifying Party’s assumption of the defense of any Third Party Claim, the Indemnifying Party shall, first enter into a written agreement with the Indemnified Party whereby the Indemnifying Party is unconditionally and irrevocably obligated to pay and satisfy any Losses which may arise with respect to such Third Party Claim and provide evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party. Subject to the preceding proviso, the Indemnifying Party shall be entitled to agree to a settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required from the Indemnified Party if (a) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (b) in the case of a settlement, the settlement is conditioned upon a release by the claimant of the Indemnified Party, and (c) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party, impose any restriction upon its use of the Vince Brand or otherwise adversely affect the Vince Business or result in injunctive or other equitable relief of any nature imposed against any Indemnified Party. From and after the date that the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not be entitled to any further reimbursement for any fees or disbursement of its legal counsel arising on or after such date in connection with such Third Party Claim; provided, however, that, notwithstanding the foregoing, from and after the date the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified

Party shall be entitled at any time, at its own cost and expense (which cost and expense shall not constitute a Loss) to participate in such contest and defense and to be represented by attorneys of its own choosing; provided, further that, (i) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party that are incurred prior to the date the Indemnifying Party assumes control of the defense of such Third Party Claim and (ii) if, in the reasonable opinion of counsel to the Indemnified Party there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. To the extent the Indemnified Party takes over the defense of any such claim pursuant to the proviso contained in the first sentence of this Section 7.5 the Indemnified Party shall not consent to any settlement of, or the stipulation of any judgment arising from, any such Third Party Claim, without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party elects not to compromise or defend a Third Party Claim, fails to timely notify the Indemnified Party in writing of its election to defend as provided in this Section 7.05, fails to diligently prosecute the defense of such Third Party Claim or if any of clauses (i) through (iv) of the first sentence of this Section 7.05 becomes true, the Indemnified Party may, pay, compromise or defend such Third Party Claim and be indemnified for any and all Losses based upon, arising from or relating to such Third Party Claim (and all reasonable and documented costs or expenses paid or incurred by the Indemnified Party in connection with such defense shall constitute Losses). The Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and Representatives to, cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including by retaining and providing (subject to the provisions of Section 6.6) records and information relating to such Third Party Claim and by making available, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, reasonable access to management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim (including providing additional information and explanation of any materials provided hereunder).

Section 7.6 Payment; Right of Set Off.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication, as applicable, by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Buyer shall have the right to set off the amount of any payment to be made by Buyer to Seller in respect of (i) royalties due hereunder, or (ii) distributions payable under the Buyer Operating Agreement, by the amount of any Losses for which Buyer is entitled to indemnification pursuant to this Article VII, and is agreed by Seller or has been finally adjudicated to be owed to Buyer as an Indemnified Party. In addition, if any claim for indemnification made by Buyer remains unresolved, Buyer may withhold the unresolved claim amount from any royalties due hereunder or distributions payable under the Buyer Operating Agreement until such claim is resolved pursuant to the terms of this Agreement. The exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(c) Seller shall have the right to set off the amount of any payment to be made by Seller to Buyer in respect of Buyer’s Straddle Period License Payments by the amount of any Losses for which Seller is entitled to indemnification pursuant to this Article VII, and is agreed by Buyer or has been finally adjudicated to be owed to Seller as an Indemnified Party. In addition, if any claim for indemnification made by Seller remains unresolved, Seller may withhold the unresolved claim amount from Buyer’s Straddle Period License Payments. The exercise of such right of set off by Seller, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Seller in any manner in the enforcement of any other remedies that may be available to it.

Section 7.7 Survival. All representations and warranties made by Buyer and Seller in this Agreement, the other Buyer Documents and the other Seller Documents, as applicable, shall survive the Closing Date for a period of eighteen (18) months from the Closing Date (except that the Buyer Fundamental Representations and Seller Fundamental Representations shall each survive the Closing Date for a period of six (6) years from the Closing Date) and in each case shall be unaffected by any investigation made by or on behalf of any Party, by knowledge obtained as a result thereof or otherwise or by any notice of breach of, or failure to perform under, this Agreement which is not effectively waived in accordance herewith. The covenants contained in this Agreement shall survive consistent with the terms of the relevant covenant or agreement or indefinitely if no such term exists or is reasonably apparent on its face.

Section 7.8 Definition of Losses. For purposes of this Article VII, “Losses” means losses, damages, obligations, debts, awards, assessments, demands, claims, assessments, deficiencies, and other liabilities, judgments, settlements, monetary damages, fines, penalties, interest, Taxes (excluding any Taxes with respect to any taxable period (or portion thereof) that begins after the Closing Date), or expenses of whatever kind, including reasonable attorneys’, accountants’ and other professionals’ fees and expenses and the cost of investigation, enforcement, defense and settlement of any right to indemnification hereunder and the cost of pursuing any insurance providers, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to this Article VII, all amounts paid incidental to any compromise or settlement of any such claim, lawsuit or arbitration, in each case, whether or not arising out of Third Party Claims; provided that notwithstanding anything herein to the contrary, “Losses” shall not include (i) Indirect Losses or (ii) with respect to Seller, any of the foregoing items of losses set forth in this Section 7.8 incurred by Seller in its capacity as licensee under the Vince License Agreement, which losses are exclusively subject to the terms of the Vince License Agreement.

Section 7.9 Additional Indemnification Provisions.

(a) Buyer and Seller shall treat any amounts payable after the Closing by Seller to Buyer (or by Buyer to Seller) pursuant to this Agreement (including any indemnification payments made pursuant to this Article VII) as an adjustment to the Purchase Price unless otherwise required by applicable Laws.

(b) For purposes of determining any breach or inaccuracy in any representation or warranty, and the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect”, or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability (and any resulting Losses) under this Article VII, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

(c) The Parties agree that each Seller Indemnified Party and Buyer Indemnified Party is a third party beneficiary of this Article VII, having the benefits of, and the right to enforce, this Article VII.

Section 7.10 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, Seller shall not have any right of contribution or claim of indemnification against Buyer or any other Buyer Indemnified Party with respect to any obligations of, or claims against, Seller under or with respect to this Agreement or the transactions contemplated hereby. Seller hereby waives and releases any claims it might have in its capacity as a member of Buyer or under any organizational documents of Buyer, and agrees that it shall not make any claim for, indemnification, contribution or reimbursement against or from Buyer or any other Buyer Indemnified Party with respect to any obligations of, or claims against, Seller under or with respect to this Agreement or the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following additional conditions:

(a) Seller shall have performed and satisfied in all material respects each of its agreements, covenants and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing;

(b) each of (i) the representations and warranties made in Sections 4.1 (Authority and Binding Obligation), 4.4 (Title to Acquired Assets; Sufficiency of Assets) and 4.10 (Broker Fees) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date); (ii) the representations and warranties made in Sections 4.5(a)-(e) (Intellectual Property), shall, except for de minimis inaccuracies, be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date); and (iii) the other representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality or Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(c) no Material Adverse Effect shall have occurred;

(d) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents;

(e) Seller shall have delivered to Buyer the documents and deliveries set forth in Sections 3.2(a) and (b);

(f) Seller and the Subsidiaries shall have prepared, executed and filed all instruments and documents necessary to cure all of the Scheduled IP Title Defects and delivered documentary evidence thereof to Buyer; and

(g) the Stockholder Consent shall have been obtained.

Section 8.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following additional conditions:

(a) Buyer shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing;

(b) each of (i) the Buyer Fundamental Representations shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality or material adverse effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects as of such earlier date), except for such breaches that, in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or otherwise prevent, materially impair, materially impede or materially delay Buyer’s ability to consummate the transactions contemplated hereby;

(c) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents;

(d) Buyer shall have delivered to Seller duly executed counterparts to the documents and deliveries set forth in Sections 3.2(a) and (c);

(e) the Stockholder Consent shall have been obtained; and

(f) at least twenty (20) days shall have elapsed since the date on which the Information Statement (in definitive form) was first sent or given to the stockholders of Seller Guarantor in accordance with Rule 14c-2(b) of the Exchange Act.

Section 8.3 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 6.2(a).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses. Each Party will bear its own direct expenses incurred in connection with the negotiation and preparation of this Agreement and the Transaction Documents and the consummation and performance of the transactions contemplated hereby; provided, that, any recordable fees and expenses relating to the IP Assignment Agreements shall be the responsibility of Buyer. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that Buyer shall be solely responsible, at its sole cost and expense, for all applicable recordation and perfection of the assignment of the Intellectual Property Assets from the title owner of each such Intellectual Property Asset to Buyer.

Section 9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when received by the addressee if delivered by hand or sent by a nationally recognized overnight courier (receipt requested); (b) on the date sent by e-mail (with confirmation of transmission) if sent between 9:00 A.M., and 6:00 P.M. New York City time on any Business Day, and on the next Business Day if sent outside of such hours or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. In the case of facsimile or e-mail of a PDF document, such copies shall also be sent by overnight courier service or by registered mail. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

If to Buyer:	With a copy to:

c/o Authentic Brands Group 1411 Broadway, 21st Floor New York, New York 10018 Attn: Jay Dubiner Phone: (212) 760-2412 E-mail: jdubiner@authentic.com

Katten Muchin Rosenman LLP

50 Rockefeller Plaza

New York, New York 10020

Attn: Karen Ash, Esq. and Ilana Lubin, Esq.

Phone: (212) 940-8554; (212) 940-6500

E-mail: Karen.Ash@katten.com; Ilana.Lubin@katten.com

If to Seller:	With a copy to:

c/o Vince Holding Corp. 500 Fifth Ave, 20th Floor New York, New York 10110 Attn: General Counsel Phone: (212) 944-2600 E-mail: legal@vince.com	Ropes & Gray LLP 1211 Avenue of the Americas New York, NY 10036 Attn: Patrick Dorime; Erica Han Phone: (212) 596-9794; (617) 951-7519 E-mail: Patrick.Dorime@ropesgray.com; Erica.Han@ropesgray.com

Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized Representatives.

Section 9.3 Governing Law; Disputes. This Agreement shall be construed in accordance with, and governed by, the laws of Delaware as applied to contracts made and to be performed entirely in the State of Delaware without regard to principles of conflicts of law. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Delaware or any federal court located in the State of Delaware or the Delaware Chancery Court in New Castle County for purposes of any suit, action or other Proceeding arising out of this Agreement (and agrees not to commence any Proceeding relating hereto except in such courts). Each of the Parties hereto agrees that service of any process, summons, notice of document by United States registered mail at its address set forth herein shall be effective service of process for any Proceeding brought against it in any such court. Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, which is brought by or against it, in the courts of the State of Delaware or any federal court sitting in the State of Delaware or the Delaware Chancery Court in New Castle County and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.4 Waiver of Jury Trial. Each Party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, counterclaim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party to this Agreement hereby agrees and consents that any such claim, counterclaim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

Section 9.5 Entire Agreement. This Agreement, including the Schedules, the Disclosure Schedules and Exhibits hereto, and all other certificates and instruments of transfer are intended to embody the complete, final and exclusive agreement among the Parties with respect to the purchase of the Acquired Assets and are intended to supersede all previous negotiations, commitments, writings, agreements and representations, written or oral, with respect thereto and may not be contracted by evidence of any such prior or contemporaneous agreement, understanding or representations, whether written or oral.

Section 9.6 Assignability; Binding Effect. This Agreement may not be assigned by either Buyer or Seller without the prior written consent of the other Party. This Agreement and the rights, covenants, conditions and obligations of the Parties and any instrument or agreement executed pursuant hereto shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 9.7 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each Party, or in the case of a waiver, the Party waiving compliance; provided, however, that no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits a waiver or consent by or on behalf of any Party, such waiver or consent shall be given in writing. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.8 Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained in this Agreement shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

Section 9.9 Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer rights or remedies under or by reason of this Agreement on any persons other than the Parties, each Indemnified Party and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provisions give any third Person any right of subrogation over or action against any Party.

Section 9.10 Certain Interpretative Matters. The language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for or against any of the Parties. There shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. Section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

Section 9.11 Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart evidencing execution by each Party. The exchange by electronic mail or other electronic transmission device (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.simplyagree.com) of one or more signatures to this Agreement shall be deemed originals.

Section 9.12 Schedules. The Exhibits, Schedules or any certificate provided hereunder and any written disclosure required hereby are incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full. Notwithstanding anything to the contrary contained in this Agreement or in the Schedules, information contained in one section in the Disclosure Schedules shall be considered directly and exclusively responsive to the section of this Agreement to which it relates and no other except where it is readily apparent that such information applies to another section(s). The disclosure of any information in the Disclosure Schedules shall not be deemed an admission of liability under any applicable Law, or that it is material, nor shall such information be deemed to establish a standard of materiality.

Section 9.13 Termination; Effects of Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

i.	by mutual written consent of Buyer and Seller;

ii.

by either Buyer or Seller, by giving written notice of such termination to the other Party, if (A) the Closing shall not have occurred on or prior to July 20, 2023 (the “Outside Date”); provided that, subject to the other provisions of this Section 9.13, the Outside Date shall automatically extend for one (1) additional thirty (30) day period in the event that the SEC elects to review the Information

Statement prior to the mailing of the definitive Information Statement to the stockholders of Seller Guarantor; or (B) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (B) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the transactions contemplated hereby;

iii.

by Buyer (A) if, as a result of action or inaction by any member of the Company Group, or as a result of any breach of, or inaccuracy in, any representation of Seller set forth in this Agreement, the conditions to Closing set forth in Section 8.1 are not satisfied and such failure to comply, perform, breach, or inaccuracy has not been waived or, if such breach is curable, cured by Seller prior to the earlier to occur of (x) fifteen (15) days after receipt of Buyer’s notice of any such failure to comply, perform, breach or inaccuracy, and (y) fifteen (15) days prior to the Outside Date, (B) upon a material breach by Seller or Seller Guarantor of any of the covenants of Seller or Seller Guarantor set forth in Article VI of this Agreement and such breach has not been waived or, if such breach is curable, cured by Seller prior to the earlier to occur of (x) fifteen (15) days after receipt of Buyer’s notice of any such failure to perform, breach or inaccuracy, and (y) fifteen (15) Business Day prior to the Outside Date, (C) if the Stockholder Consent has not been obtained prior to 11:01 p.m. (New York City time) on the date of this Agreement or (D) if the Seller Guarantor Board shall have failed to make the Seller Guarantor Board Recommendation or shall have effected an Adverse Recommendation Change, whether or not permitted by this Agreement;

iv.

by Seller if, as a result of action or inaction by Buyer or as a result of any breach of, or inaccuracy in, any representation of Buyer set forth in this Agreement, the conditions to Closing set forth in Section 8.2 are not satisfied and such failure to perform, breach, or inaccuracy has not been waived or, if such breach is curable, cured by Buyer prior to the earlier to occur of (x) fifteen (15) days after receipt of Seller’s notice of any such failure to perform, breach or inaccuracy, and (y) fifteen (15) days prior to the Outside Date; or

v.

by Seller if, at any time prior to the earlier of (y) thirty (30) days following the date hereof and (z) the Closing Date (a) the Seller Guarantor Board has received a Superior Proposal that did not result from a breach of Section 6.13, (b) Seller Guarantor has complied in all material respects with its obligations under Section 6.13(e), and (c) to the extent permitted by and effected in accordance with Section 6.13(d), the Seller Guarantor Board approves, and Seller, concurrently with the termination of this Agreement pursuant to this Section 9.13(a)(v), enters into, an Alternative Transaction Proposal with respect to such Superior Proposal;

provided that the Party seeking termination pursuant to clause (iii)(A) or (iv)(A) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, including its obligation to close upon satisfaction of conditions and such breach would result in the failure to satisfy one or more conditions to Closing as set forth in Section 8.1 (with respect to Seller) or Section 8.2 (with respect to Buyer).

(b) Except as otherwise provided in Section 9.13(c), in the event of termination of this Agreement pursuant to this Section 9.13, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that the provisions set forth in this Article IX shall survive the termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall relieve any Party from any liability arising from or relating to any fraud, willful breach or criminal misconduct by such Party prior to termination of this Agreement.

(c) In the event that this Agreement is terminated by Seller pursuant to Section 9.13(a)(v), then Seller Guarantor shall reimburse Buyer for all expenses reasonably incurred by or on its behalf in connection with the transactions contemplated by this Agreement and each of the other Transaction Documents, including all documented, reasonable expenses of counsel, accountants, investment bankers, experts and other consultants of Buyer and its Affiliates, in connection with the transactions contemplated hereby and thereby within five (5) Business Days after the receipt by Seller of an invoice therefor; provided, that the payment by Seller Guarantor of such expenses shall not relieve Seller of any other obligation (including any obligation to pay the Liquidated Damages Amount or the Termination Fee). In addition:

i.

in the event that this Agreement is terminated pursuant to Section 9.13(a)(v), then within two (2) Business Days following such termination, Seller or Seller Guarantor shall pay to Buyer the Termination Fee;

ii.

in the event that this Agreement is terminated pursuant to Section 9.13(a)(ii)(A) prior to receipt of the Stockholder Consent or prior to the date that is twenty (20) days following the date the Information Statement is sent or given to the stockholders of Seller Guarantor, then within two (2) Business Days following such termination, Seller or Seller Guarantor shall pay to Buyer the Termination Fee;

iii.

in the event that this Agreement is terminated by Buyer pursuant to Section 9.13(a)(iii)(B), then within two (2) Business Days following the termination of this Agreement, Seller or Seller Guarantor shall pay to Buyer, as liquidated damages and not as a penalty, an amount, in cash, equal to $3,570,000 (the “Liquidated Damages Amount”); and

iv.

in the event that this Agreement is terminated by Buyer pursuant to Section 9.13(a)(iii)(C) or (D), then within two (2) Business Days following the termination of this Agreement, Seller or Seller Guarantor shall pay to Buyer, the Termination Fee, provided that, under no circumstance shall the Termination Fee and Liquidated Damages Amount both be payable by Seller or Seller Guarantor to Buyer hereunder nor should the Termination Fee or Liquidated Damages Amount be payable more than once.

Plus, in each case, the expenses set forth in the first sentence of this Section 9.13(c) and all other expenses reasonably incurred in connection with the enforcement of its rights under this Section 9.13(c).

The Parties intend that the Liquidated Damages Amount constitute compensation, and not a penalty. The Parties acknowledge and agree that Buyer’s harm caused by Seller’s breach giving rise to termination by Buyer pursuant to Section 9.13(a)(iii) would be impossible or very difficult to accurately estimate as of the Effective Date, and that the Liquidated Damages Amount are a reasonable estimate of the anticipated or actual harm that might arise from such breach. Seller’s payment of the Liquidated Damages Amount is Seller’s sole liability and entire obligation and Buyer’s exclusive remedy for Seller’s breach giving rise to termination by Buyer under Section 9.13(a)(iii). For the avoidance of doubt, the Liquidated Damages Amount shall be deemed to include the expenses set forth in the immediately preceding paragraph.

Section 9.14 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction (without being required to provide any bond or any other security in connection with such injunction), this being in addition to, and in no respects a waiver of, any other remedy to which any Party is entitled at law or in equity.

Section 9.15 Seller Guarantee.

(a) Seller Guarantor hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Seller of all of its covenants, agreements, obligations and liabilities under this Agreement and the other Transaction Documents, including the due and punctual payment of all amounts which are or may become due and payable by Seller hereunder when and as the same shall become due and payable (collectively, the “Seller Obligations”), in accordance with the terms thereof. Seller Guarantor acknowledges and agrees that, with respect to all Seller Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any claim or remedies against Seller. If Seller shall default in the due and punctual performance of any Seller Obligation, including the full and timely payment of any amount due and payable pursuant to any Seller Obligation, Seller Guarantor will forthwith perform or cause to be performed such Seller Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

(b) Seller Guarantor’s obligations hereunder shall remain in full force and effect until the Seller Obligations shall have been performed in full. If at any time any performance or payment by any Person of any Seller Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Seller or otherwise, Seller Guarantor’s obligations hereunder with respect to such Seller Obligation shall be reinstated at such time as though such Seller Obligation had become due and had not been performed. Seller Guarantor acknowledges and agrees that its obligations under this Section 9.15 shall continue and not be reduced, discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer; (ii) any change in the time, place or manner of payment or performance of any of the Seller Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than this Section 9.15, as applicable); (iii) any change in the corporate existence, structure or ownership of Seller; (iv) the existence of any claim, set-off or other right which Seller Guarantor may have at any time against Seller or any of the Subsidiaries, whether in connection with the Seller Obligations or otherwise; (v) the adequacy of any means Seller may have of obtaining payment or performance related to the Seller Obligations; (vi) the value, genuineness, regularity, illegality or enforceability of this Agreement or any Transaction Document; (vii) any waiver, amendment or modification of this Agreement or any Transaction Document, in each case, in accordance with the terms hereof or thereof; (viii) the addition, substitution or release of any Person now or hereafter liable with respect to the Seller Obligations or otherwise interested in the transactions contemplated by this Agreement or any Transaction Document; (ix) the lack of authority of any officer, director or any other person acting or purporting to act on behalf of Seller, or any defect in the formation of Seller; (x) any change in the applicable Law of any jurisdiction; (xi) any present or future action of any Governmental Entity amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any portion of the Seller Obligations; (xii) any of the administration, insolvency, bankruptcy, liquidation or cessation of business of Seller or Buyer; (xiii) any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in this Section 9.15; or (xiv) any other act, omission, event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of Seller Guarantor under this Section 9.15.

(c) With respect to its obligations hereunder, Seller Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Seller, and all suretyship defenses generally.

Section 9.16 Buyer Guarantee.

(a) Buyer Guarantor hereby irrevocably and unconditionally guarantees to Seller the prompt and full discharge by Buyer of all of its covenants, agreements, obligations and liabilities under this Agreement and the other Transaction Documents, including the due and punctual payment of all amounts which are or may become due and payable by Buyer hereunder when and as the same shall become due and payable (collectively, the “Buyer Obligations”), in accordance with the terms thereof. Buyer Guarantor acknowledges and agrees that, with respect to all Buyer Obligations to pay money, such guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any claim or remedies against Buyer. If Buyer shall default in the due and punctual performance of any Buyer Obligation, including the full and timely payment of any amount due and payable pursuant to any Buyer Obligation, Buyer Guarantor will forthwith perform or cause to be performed such Buyer Obligation and will forthwith make full payment of any amount due with respect thereto at its sole cost and expense.

(b) Buyer Guarantor’s obligations hereunder shall remain in full force and effect until the Buyer Obligations shall have been performed in full. If at any time any performance or payment by any Person of any Buyer Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Buyer or otherwise, Buyer Guarantor’s obligations hereunder with respect to such Buyer Obligation shall be reinstated at such time as though such Buyer Obligation had become due and had not been performed. Buyer Guarantor acknowledges and agrees that its obligations under this Section 9.16 shall continue and not be reduced, discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Buyer to assert any claim or demand or to enforce any right or remedy against Seller; (ii) any change in the time, place or manner of payment or performance of any of the Buyer Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than this Section 9.16, as applicable); (iii) any change in the corporate existence, structure or ownership of Buyer; (iv) the existence of any claim, set-off or other right which Buyer Guarantor may have at any time against Buyer or any of its subsidiaries, whether in connection with the Buyer Obligations or otherwise; (v) the adequacy of any means Buyer may have of obtaining payment or performance related to the Buyer Obligations; (vi) the value, genuineness, regularity, illegality or enforceability of this Agreement or any Transaction Document; (vii) any waiver, amendment or modification of this Agreement or any Transaction Document, in each case, in accordance with the terms hereof or thereof; (viii) the addition, substitution or release of any Person now or hereafter liable with respect to the Buyer Obligations or otherwise interested in the transactions contemplated by this Agreement or any Transaction Document; (ix) the lack of authority of any officer, director or any other person acting or purporting to act on behalf of Buyer, or any defect in the formation of Buyer; (x) any change in the applicable Law of any jurisdiction; (xi) any present or future action of any Governmental Entity amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any portion of the Buyer Obligations; (xii) any of the administration, insolvency, bankruptcy, liquidation or cessation of business of Buyer or Seller; (xiii) any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in this Section 9.16; or (xiv) any other act, omission, event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of Buyer Guarantor under this Section 9.16.

(c) With respect to its obligations hereunder, Buyer Guarantor expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Buyer, and all suretyship defenses generally.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their individual capacities or in their respective names by their respective officers duly authorized, as applicable, as of the date first written above.

BUYER: ABG-VIKING, LLC

By:	/s/ Jay Dubiner
	Name:	Jay Dubiner
	Title:	Chief Legal Officer

SELLER: VINCE, LLC

By:	/s/ Jonathan Schwefel
	Name:	Jonathan Schwefel
	Title:	Chief Executive Officer

Solely for purposes of Sections 6.10, 6.13, 6.14, 9.13 and 9.15 hereof: SELLER GUARANTOR: VINCE HOLDING CORP.

By:	/s/ Jonathan Schwefel
	Name:	Jonathan Schwefel
	Title:	Chief Executive Officer

Solely for purposes of Sections 5.5 and 9.16 hereof: BUYER GUARANTOR: ABG INTERMEDIATE HOLDINGS 2 LLC

By:	/s/ Jay Dubiner
	Name:	Jay Dubiner
	Title:	Chief Legal Officer

[SIGNATURE PAGE TO THE INTELLECTUAL PROPERTY PURCHASE AGREEMENT]

EXHIBIT A

Support Agreement

(See attached.)

EXHIBIT B

Bill of Sale

(See attached.)

EXHIBIT C

Copyright Assignment Agreement

(See attached.)

EXHIBIT D

Domain Name Assignment Agreement

(See attached.)

EXHIBIT E

Pledge Agreement

(See attached.)

EXHIBIT F

Trademark Assignment Agreement

(See attached.)

EXHIBIT G

Vince License Agreement

(See attached.)

EXHIBIT H

Buyer Operating Agreement

(See attached.)

EXHIBIT I

Stockholder Consent

(See attached.)

EXHIBIT J

Citizens Consent Letter

(See attached.)